       1 utah/nevada

As filed with the Securities and Exchange Commission on
_________________________.                 Registration No. 333-3074.
=====================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C. 20549
                  __________________________________

                POST EFFECTIVE AMENDMENT NO. 1 TO THE
                               FORM S-1
                       REGISTRATION STATEMENT
                              Under The
                        Securities Act of 1933
                  __________________________________

                      WINDSTAR RESOURCES, INC.
             Formerly, Turtleback Mountain Gold Co., Inc.
                 __________________________________
           (Exact name of Registrant specified in charter)

Arizona                    1330                  86-0790266
---------------------------------------------------------------------
(State of           (Primary Industrial      (I.R.S. Employer
Incorporation)      Classification Code)     Identification #)

                        528 Fon du Lac Drive
                     East Peoria, Illinois  61611
                        Tel:  (309) 699-1275
---------------------------------------------------------------------
(Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                           Conrad C. Lysiak
                    Attorney and Counselor at Law
                        West 601 First Avenue
                              Suite 503
                      Spokane, Washington 99204
                            (509) 624-1475
---------------------------------------------------------------------
(Name, address, including zip code and telephone number, including area code of agents for service.)

Approximate date of commencement date or proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].

The Exhibit Index for this Registration Statement begins on sequential page number __.

=====================================================================

_______________________________________________________________________

                   CALCULATION OF REGISTRATION FEE
_______________________________________________________________________

Title of each                Proposed maximum
class of       Amount to be  aggregate offering Proposed maximum   Amount of
securities to  registered    price per Share    aggregate offering registration
be registered  [3]           [1][3]             price [1][3]       fee [1][3]
-----------------------------------------------------------------------

Units consisting of:

Shares of
Common Stock     1,600,000    $ 0.0317          $    50,725.00      $    17.49

Class A Warrants
 exercisable at $2.50
 per Warrant     1,600,000    $  0.00           $         0.00      $    0.00

Class B Warrants
 exercisable at $5.00
 per Warrant     1,600,000    $  0.00           $         0.00      $    0.00

Shares issuable
 upon the exercise
 of the Class A
 Redeemable
 Warrants [2]    1,600,000    $  2.50           $ 4,000,000         $1,379.31

Shares issuable
 upon the exercise
 of the Class B
 Redeemable
 Warrants [2]    1,600,000    $  5.00          $ 8,000,000         $2,758.62

-----------------------------------------------------------------------
TOTAL REGISTRATION FEE                         $12,050,725         $4,155.42
-----------------------------------------------------------------------

[1] Estimated solely for the purpose of calculating the registration fee.

[2]  To be issued upon exercise of the Redeemable Warrants.

[3] Reflects the reverse stock split of 1 for 250 that occurred on April 15, 1998.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall be come effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       WINDSTAR RESOURCES, INC.
             Formerly, Turtleback Mountain Gold Co., Inc.
                        Cross Reference Sheet

     Cross reference sheet showing location in Prospectus of information required by Items of Form S-1.

Item Number
and Caption    Location in Prospectus
---------------------------------------------------------------------

 1.  Forepart of the Registration Statement Outside
     Front Cover Page of Prospectus     .    FACING PAGE; CROSS
                                             REFERENCE SHEET; OUTSIDE
                                             FRONT COVER PAGE
 2.  Inside Front and Outside
     Back Cover Pages of Prospectus     .    INSIDE FRONT COVER PAGE;
                                             OUTSIDE BACK COVER PAGE

 3.  Summary Information and Risk
     Factors   .    .    .    .    .    .    PROSPECTUS SUMMARY; RISK
                                             FACTORS; THE COMPANY

 4.  Use of Proceeds     .    .    .    .    PROSPECTUS SUMMARY; USE
                                             OF PROCEEDS

 5.  Determination of Offering Price    .    OUTSIDE FRONT COVER
                                             PAGE; PLAN OF OFFERING -
                                             ESCROW OF FUNDS

 6.  Dilution  .    .    .    .    .    .    DILUTION

 7.  Selling Securityholders  .    .    .    NOT APPLICABLE

 8.  Plan of Distribution.    .    .    .    INSIDE FRONT COVER PAGE;
                                             PLAN OF OFFERING ESCROW
                                             OF FUNDS

 9.  Description of Securities
     to be Registered    .    .    .    .    OUTSIDE FRONT COVER
                                             PAGE; CAPITALIZATION -
                                             DESCRIPTION OF
                                             SECURITIES; PLAN OF
                                             OFFERING - ESCROW
                                             OF FUNDS

10.  Interest of Named Experts
     and Counsel    .    .    .    .    .    LEGAL MATTERS; EXPERTS

11a. Description of Business  .    .    .    PROSPECTUS SUMMARY;
                                             PROPOSED BUSINESS
11b. Description of Property  .    .    .    NOT APPLICABLE

11c. Legal Proceedings   .    .    .    .    PROPOSED BUSINESS

Item Number
and Caption    Location in Prospectus
---------------------------------------------------------------------

11d. Market Price, Dividends
     and Related Stockholder
     Matters   .    .    .    .    .    .    PRINCIPAL SHAREHOLDERS;
                                             CAPITALIZATION
                                             DESCRIPTION OF THE
                                             SECURITIES

11e. Financial Statements     .    .    .    FINANCIAL STATEMENTS

11f. Selected Financial Data  .    .    .    SELECTED FINANCIAL DATA

11g. Supplementary Financial
     Information    .    .    .    .    .    NOT APPLICABLE

11h. Management's Discussion
     and Analysis of Financial
     Condition and Results
     of Operations  .    .    .    .    .    MANAGEMENT'S DISCUSSION
                                             AND ANALYSIS OF
                                             FINANCIAL CONDITION AND
                                             RESULTS OF OPERATIONS

11i. Disagreements with Accountants     .    NOT APPLICABLE

11j. Directors and Executive Officers   .    MANAGEMENT

11k. Executive Compensation   .    .    .    MANAGEMENT

11l. Security Ownership of
     Certain Beneficial Owners
     and Management .    .    .    .    .    MANAGEMENT

11m. Certain Relationships
     and Related Transactions .    .    .    MANAGEMENT

12.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities.    .    .    .    .    PROPOSED BUSINESS

PROSPECTUS

                       WINDSTAR RESOURCES, INC.
             Formerly, Turtleback Mountain Gold Co., Inc.
                  3,200,000 Shares of Common Stock
                         ($0.0001 par value)

     The shares of the Company's $0.0001 par value common stock (the "Common Stock") being offered hereby may be purchased upon the exercise of the Company's Class A Common Stock purchase warrants (the "A Warrants") and/or upon the exercise of the Company's Class B Common Stock purchase warrants (the "B Warrants"). Each A Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share at any time during the period commencing on August 16, 1996 and ending on August 15, 2001, unless extended by the Company. Each B Warrant entitles the holder to purchase one share of Common Stock at $5.00 per share at any time during the period commencing on August 16, 1996 and ending on August 15, 2001, unless extended by the Company.

     THESE ARE SPECULATIVE SECURITIES, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" WHICH MAY BE FOUND AT PAGES 7 HEREOF; "DILUTION" AND "RISK FACTORS."

     The Common Stock of the Company is currently not traded anywhere.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
       BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
       THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                       IS A CRIMINAL OFFENSE.

                              Price to  Underwriting   Proceeds
                              Public    Commission [1] Company[2]
Per Share on Exercise
  of A Warrants               $     2.50     $ -0-     $     2.50
Total on Exercise of
  A Warrants [3]              $4,000,000     $ -0-     $4,000,000
Per Share on Exercise
 of B Warrants                $     5.00     $ -0-     $     5.00
Total on Exercise of
  B Warrants [3]              $8,000,000     $ -0-     $8,000,000
                                   (See Notes on following page.)

                       WINDSTAR RESOURCES, INC.
              Formerly, Turtleback Mountain Gold., Inc.
                         528 Fon du Lac Drive
                    East Peoria, Illinois   61611
                            (309) 699-1275
                            (800) 453-6544

The Date of this Prospectus is ___________________________________.

[1] This offering is being conducted by the Company. No commission will be paid in connection with the exercise of Warrants.

[2] Before deduction of the expenses of the offering, estimated to be $7,500.

[3] This offering is made on a "best efforts" basis. There is no minimum number of Shares which must be sold.

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or make, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to made such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

     The Company is not currently subject to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"). Upon this Post Effective Amendment being declared effect, the Company will be subject to the reporting requirements set forth in Section 15(d) of the Exchange Act and will furnish to its shareholders an Annual Report containing financial statements examined by independent certified public accountants and it may also provide unaudited quarterly or other interim reports as it deems appropriate. The Company intends to comply with the periodic reporting requirements of
Section 15(d) of the Exchange Act until such time as its is no longer required to do so.

     UNTIL _____________________, 1998, (90 DAYS AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

---------------------------------------------------------------------
                          PROSPECTUS SUMMARY
---------------------------------------------------------------------

          THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE
DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company    WINDSTAR RESOURCES, INC., formerly Turtleback Mountain
               Gold Co., Inc. (the "Company") was formed on March 22,
               1995, to engage in the business of exploration, and if warranted, development and production, or the sale of precious minerals. See "Proposed Business."

               The Company is in the exploration stage and there is no assurance that a commercially viable mineralized body exists in any of the Company's properties.

               In 1997, the Company completed a public offering of 1,600,000 Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant, in exchange for certain mining claims located in Arizona. On December 31, 1997, the Company's shareholders approved a change in the name of the corporation to WindStar Resources, Inc. On April 15, 1998, the Company's shareholders approved, among other things, a 1 for 250 share reverse stock split; and, a change in the authorized capital from 3,000,000,000 shares of Common Stock, $0.00001 par value per share to 50,000,000 shares of Common Stock, $0.0001 par value, and from 400,000,000 shares of Preferred Stock $0.00001 par value per share to 10,000,000 shares of Preferred stock, $0.0001 par value per share.

               The Company's offices are located at 528 Fon du Lac Drive, East Peoria, Illinois 61611. The Company's telephone number is (309) 699-1275.

The Offering   Shares outstanding prior to offering    4,132,000
               Securities offered upon
                 exercise of A Warrants                1,600,000
               Securities offered upon
                 exercise of B Warrants                1,600,000
               Shares to be outstanding after offering 7,332,000

               Reflects a 1 for 250 share reverse stock split which occurred on April 15, 1998.

Use of Proceeds

               The proceeds from this offering will be used for offering expenses, exploration, salaries, administration expenses, leasehold payments, debt, development and working capital.

Risk Factors   Investment in the Company should be considered highly
               speculative, start-up and unproven. There are non-arms length transactions with affiliates involving conflicts of interest. Purchasers of the shares of common stock upon the exercise of the warrants will incur immediate and substantial dilution in the net tangible book value of the shares. There is a lack of public market for the Company's securities and the price at which the Company's securities are being offered to the public has been arbitrarily determined by the Company. Substantial offering expenses will be incurred by the Company in connection with this offering and the Company does not anticipate paying any dividends on its Common Stock. See "Risk
               Factors."

Selected Financial Information

               The Company is a start up company and has no operating history. The Company formed on March 25, 1995 and has no revenues and earnings from operations. There is no assurance that the Company will ever have material revenues or that its operations will be profitable. The following financial data summarizes certain information concerning the Company based upon the financial statements and notes, thereto, contained in this Prospectus. See "Financial Statements."


Balance Sheet as of March 31, 1998:

Assets
  Current Assets    .    .    .    .    .    .    .    $     777
  Total Assets      .    .    .    .    .    .    .    $  80,264

Liabilities and Stockholders' Equity
  Current Liabilities    .    .    .    .    .    .    $ 119,027
  Stockholders' Equity (deficit)   .    .    .    .    $ (66,363)
  Total Liabilities
    & Stockholders' Equity .  .    .    .    .    .    $  80,264
Net Tangible Book Value Per Share  .    .    .    .    $     -0-


---------------------------------------------------------------------
                             THE COMPANY
---------------------------------------------------------------------
     The Company was incorporated in the state of Arizona on March 22, 1995 for the purpose of acquiring, exploring and, if warranted, developing mineral properties and producing minerals therefrom. The Company does not own an operating mine and has no other revenue-producing mining activities. The mineralization of main exploratory interest is gold. No reserves have been delineated on the property and to date the Company has not identified a commercially mineable ore body. Since incorporation in 1955, the Company's operations have been centered around its (i) organization; (ii) evaluation of the mining industry; (iii) start-up financing of its operations; (iv) acquiring mining claims and interests in southwestern Arizona; and,
(v) formulation and implementation of its business plan.

     The Company acquired the mining rights to 136 unpatented claims as a result of several transactions involving affiliated parties, who previously staked and maintained the properties by paying an annual maintenance fee of $100 per claim payable to the United States Government by August 31 each year. Due to such relationships none of these transactions can be deemed to have resulted from arms-length negotiations. The terms of these transactions may not be as favorable to the Company as they might have been had the Company dealt with unaffiliated parties.

     Upon organization, the Company sold an aggregate of 1,992,000 shares of its Common Stock to nineteen (19) persons and two (2) corporations for an average price of $0.0223 per share or an aggregate of $44,450 in cash and mining claims. Eight claims were transferred to the Company on June 30, 1995 in exchange for 1,240,000 shares of Common Stock and were valued at the transferors' cost of $13,000. The foregoing reflects a 1 for 250 shares reverse stock split which occurred on April 15, 1998. See "Principal Shareholders."

     In 1997, the Company completed a public offering of 1,600,000 Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant, in exchange for certain mining claims located in Arizona. On November 16, 1996, the Company issued 1,600,000 Unites in exchange for 128 unpatented mining claims. Each Unit consisted of one share of Common Stock; one warrant to purchase one share of Common Stock at an exercise price of $2.50 per warrant ("Class A Warrants"), and one warrant to purchase one share of Common Stock at an exercise price of $5.00 per warrant ("Class B Warrants"). The Warrants may be redeemed by the Company at any time upon thirty
(30) days written notice to the holders thereof at a redemption price of $0.0025 per warrant. The Warrants are exercisable up to August 15, 2001 (five years from the effective date) unless called sooner. The foregoing reflects a 1 for 250 share reverse stock split which occurred on April 15, 1998. The foregoing number of Units was arbitrarily determined by the Company and bore no relationship to the value of the claims and no fairness opinion was obtained from an independent part. See "Business Strategy."

     The four Red Raven Claims acquired under a January 7, 1994 agreement from Maxam Gold Corporation have a royalty fee clause attached to them. The royalty fee is five percent (5%) of the net income form operations on the Claims of $50,000 annually (which ever is greater) starting July 1, 1997. As of the date of this report, the Company is in default on the minimum annual payment. The Company is in the process of trying to cure the default in order to hold the mining rights to these four Claims. This transaction involves entities which are affiliated and either principally owned or controlled, directly or beneficially, by Dale L. Runyon and Robert M. Brown, Chairman and a member on the Company's Board of Directors, respectively. See "Business Strategy."

     On April 15, 1998, the Company's shareholders approved, among other things, a 1 for 250 share reverse stock split; and, a change in the authorized capital from 3,000,000,000 shares of Common Stock, $0.00001 par value per share to 50,000,000 shares of Common Stock, $0.0001 par value, and from 400,000,000 shares of Preferred Stock $0.00001 par value per share to 10,000,000 shares of Preferred stock, $0.0001 par value per share. There are 4,132,000 shares of Common Stock outstanding. No Preferred Stock has been issued.

     The Company's offices are presently located at 528 Fon du Lac Drive, Richmond, East Peoria, Illinois 61611. The Company's telephone number is (309) 699-1275 and its fax telephone number is
(309) 699-1275.

---------------------------------------------------------------------
                             RISK FACTORS
---------------------------------------------------------------------

     THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, AND THE FOLLOWING RISK FACTORS:

     1. Exploration Stage Mining Company with No History of Operation. The Company is in its exploration stage, has no operating history and is subject to all the risks inherent in a new business enterprise. The Company does not own an operating mine and has no other revenue-producing mining activities. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, and the competitive and regulatory environment in which the Company will operate.

     2. Securities are Subject to Penny Stock Rules. The Company's shares are "penny stocks" consequently they are subject to Securities and Exchange Commission regulations which impose sales practice requirements upon brokers and dealers to make risk disclosures to customers before effecting any transactions therein.

     3. No Commercially Mineable Ore Body. No commercially mineable ore body has been delineated on the properties, nor have any reserves been identified.

     4. Risks Inherent in the Mining Industry. The Company is subject to all of the risks inherent in the mining industry including, without limitation, the following: competition from a large number of companies, many of which are significantly larger than the Company, in the acquisition, exploration, and development of mining properties; in order to maintain possessory title to Unpatented mining claims after discovery of valuable mineral deposits, the claim holder must pay fees; exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization, and most exploration projects do not result in the discovery of commercially mineable deposits of ore; operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls; a large number of factors beyond the control of the Company, including fluctuations in gold, silver, or other mineral prices, inflation, and other economic conditions, will affect the economic feasibility of mining of precious metals, particularly gold and silver; mining activities are subject to substantial operating hazards some of which are not insurable or may not be insured due to economic considerations; the availability of water, which is essential to milling operations; and, interruptions caused by adverse weather conditions.

     5. Need for Additional Capital. The ability of the Company to ultimately conclude the exploration of its properties will depend upon its ability to raise additional capital or to enter into arrangements for such purposes with third parties. There can be no assurance that additional financing will not be required sooner than presently projected. There also can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be commercially acceptable to the Company.

     6. Nature of the Industry. Exploration, development and mining of mineral properties is highly speculative and involves unique and greater risks than are generally associated with other businesses. The Company's operations will be subject to all the operating hazards and risks normally incident to the exploration, development and mining of mineral properties, including risks enumerated above and below.

     7. Fluctuating price for gold. The Company's operations will be greatly influenced by the price of gold. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, including expectations for inflation, the strength of the United States dollar, global and regional demand and political and economic conditions and production costs in major gold producing regions of the world.

     8. Unpatented Claims. The Company holds unpatented mining claims, which are possessory only and are held by right of location. Unpatented mining claims are subject to title hazards, and require payment of fees.

     9. Environmental Controls. Compliance with statutory environmental quality requirements may necessitate significant capital outlays, may materially affect the earning power of the Company, or may cause material changes in the Company's intended activities. No assurance can be given that environmental standards imposed by either federal or state governments will not be changed or become more stringent, thereby possibly materially adversely affecting the proposed activities of the Company.

     10. Governmental Regulation and Environmental Controls. The Company's activities are subject to extensive federal, state, county and local laws and regulations controlling not only the exploration for and development of mineral properties, but also the possible effect of such activities upon the environment. In its mining operations, the Company will use certain equipment which will subject the Company to federal and state safety and health regulations.
While the Company intends to act in compliance with all such regulations, any adverse ruling under any regulations, any imposition of a fine, or any imposition of more stringent regulations could require the Company to make additional capital expenditures that could impair its operations. The United State Congress is currently considering changes to the General Mining Laws of 1872. The exact nature and extent of any changes are unknown at this time, but it is anticipated that there may be changes affecting the cost of acquiring unpatented mining claims and the assessment work required to hold them.

     11. Preferred Shares Authorized. Although the Company does not presently intend to issue preferred shares, the holders of preferred shares, if and when issued, would more than likely have rights superior to those of common shareholders. Any issuance of preferred shares would dilute the interest of the common shareholders.

     12. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its Officers who will exercise control over the day to day affairs of the Company and upon its Directors, most of whom are engaged in other activities, and will devote limited time to the Company's activities, upon completion of this offering. The President will devote 80% of his time to the operation of the day to day affairs of the Company and the Secretary/Treasurer will devote 25% his time to the operation of the day to day affairs to the Company. There can be no assurance as to the volume of business, if any, which the Company may succeed in obtaining, nor that its proposed operations will prove to be profitable.

     13. No Dividends. The Company has paid no dividends since its inception and does not intend to pay any dividends in the foreseeable future. Instead, the Company intends to retain all earnings, if any, for use in its business operations.

     14. Issuance of Additional Shares. 42,668,000 shares of Common Stock or 85.34% of the 50,000,000 authorized shares of Common Stock of the Company remain unissued even if all of the Redeemable Warrants are exercised. The Board of Directors has the power to issue such shares, subject to shareholder approval, in some instances. Although the Company presently has no commitments, contracts or intentions to issue any additional shares to other persons, the Company may in the future attempt to issue shares to acquire equipment or services, or for other corporate purposes. Any additional issuance by the Company following the offering, from its authorized but unissued shares, would have the effect of further diluting the interest of investors in this offering.

     15.  Non-Arms's Length Transaction.  The number of shares of
Common Stock issued to present shareholders of the Company for cash and property was arbitrarily determined and may not be considered the product of arm's length transactions.

     16. Indemnification of Officers and Directors for Securities Liabilities. The Articles of Incorporation of the Company provide that the Company may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Arizona Business Corporation Act. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

     17. Competition. The Company has competitors and potential competitors, many of whom may have considerably greater financial and other resources than the Company.

     18. Lack of Public Market for Securities. At present, no market exists for the Company's securities and there is no assurance that a regular trading market will ever develop or, if developed, that it will be sustained. A purchaser of shares may, therefore, be unable to resell the securities offered herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops.

     19. Cumulative Voting, Preemptive Rights and Control. There are no preemptive rights in connection with the Company's Common Stock. The shareholders purchasing in this offering may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future.
Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors.

     20. No Marketmaker. There is no assurance the Company's securities will be traded in the Bulletin Board operated by the National Association of Securities Dealers, Inc. (the "NASD"). The Company has no agreement with any member of the NASD to act as a Marketmaker for the Company's securities. Olsen Payne, a broker/dealer firm, has filed a Form 211, seeking the right to initiate quotations of the Company's securities on the Bulletin Board operated by the National Association of Securities Dealers, Inc. Although management intends to contact several broker/dealers concerning their possible participation as Marketmakers, there is no assurance management will be successful in obtaining a Marketmaker. If a Marketmaker is obtained, there can be no assurance that a trading market will develop or continue following the listing of the Company's securities on the Bulletin Board, or even if such a trading market should develop that the securities may be resold at or near their original cost. If the Company is unsuccessful in obtaining one or more Marketmaker, the trading level and/or price of the Company's
securities will be materially adversely affected.   The exercise
price of all Classes of Warrants, including those originally offered as part of the Units, has been determined arbitrarily by the Company and bears no relationship whatsoever to assets, earnings, book value, or any other objective standard of worth.

     21. Possibility of Defective Title. The Company's interests in the properties are and will be in the form of unpatented mining claims acquired from third parties. The validity of all unpatented mining claims is dependent upon inherent uncertainties and conditions. These uncertainties related to such non-recorded facts as the sufficiency of the discovery of minerals, proper posting and marking of boundaries, whether the minerals discovered were properly locatable as a lode claim or a placer claim as appropriate, whether sufficient annual assessment work has been performed since location as required by law, and possible conflicts with other claims not determinable from description of record. In the absence of a discovery of valuable minerals, a mining claims is open to location by others unless the owner is in actual possession of and diligently working the claim.

     22. Availability of Water Shortages of Supplies and Materials. Water is essential in all phases of the exploration for and development of mineral properties. It is used in such processes as exploration, drilling, leaching, placer mining, dredging, testing, and hydraulic mining. Water is known to be in short supply throughout the area where the Company intends to concentrate its mining activities. Furthermore, any water that may be found will be subject to acquisition pursuant to local, state and federal water quality standards. The Company has not determined the availability of water, and has not determined the cost of compliance with any water quality restrictions. Both the lack of available water and the cost of complying with water quality regulations may make an otherwise viable project economically impossible to complete. The mineral industry has experienced from time to time shortages of certain supplies and materials necessary in the exploration for an evaluation of mineral deposits. The prices at which such supplies and materials are available have also greatly increased. There is a possibility that planned operations may be subject to delays due to such shortages and that further price escalations will increase the costs of the Company.

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE ACQUISITION OF THE COMPANY'S COMMON STOCK THROUGH THE EXERCISE OF THE CLASS A AND CLASS B WARRANTS HEREUNDER INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING EXERCISING THE WARRANTS SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE ACQUISITION OF THE COMPANY'S COMMON STOCK THROUGH THE EXERCISE OF THE WARRANTS SHOULD ONLY BE DONE BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

---------------------------------------------------------------------
                            USE OF PROCEEDS
---------------------------------------------------------------------

     Although there is no basis for determining how many Warrants will be exercised, the following table shows how possible proceeds would be applied over the next 12 months assuming 25%, 50%, 75% and 100% of each class of Warrants are exercised.

Purpose                     25%          50%          75%          100%
Offering Expenses           $    7,500   $    7,500   $    7,500   $     7,500
Exploratory Phase [1]          510,000      850,000    1,250,000     2,500,000
Salaries - Officers [2]        168,000      315,000      475,000       675,000
General and Administrative
 Expenses [3]                  210,000      225,000      250,000       350,000
Leasehold Payments [4]          13,500       13,500       13,500        13,500
Repayment of Debt [5]           28,000       78,000       78,000        78,000
Development Phase [6]        1,500,000    3,750,000    5,500,000     7,000,000
Working Capital [7]            563,000      761,000    1,426,000     1,376,000

     Total                  $3,000,000   $6,000,000   $9,000,000   $12,000,000

[1] The allocation is intended to meet the expenses associated with the exploratory phase of operations which includes contract drilling, excavator trenching, sampling, assaying, metallurgical testing, haulage, supplies, bonds, permits, insurance/GL-PL and general field contingencies. This allocation is an estimate of anticipated exploration costs for the Lost Horse Peak Claim. If more than 25% of the Warrants are exercised, additional amounts reflects the fact that management will explore more than one claim.

[2] This allocation is intended to provide a reserve for payment of officers', geologist, field and office personnel salaries. If all warrants are exercised this reserve will be adequate for all officers' salaries, including salaries anticipated for additional management, technical and staff personnel expected to be added. If only 25%, 50% and 75% of the Warrants are exercised such allocation is expected to be adequate for all personnel required in the anticipated first year of operations. Additional amounts for the exercise of more than 25% of the Warrants reflects the fact that management will add additional personnel and undertake the exploration of more than one claim in the first year if more than 25% of the Warrants are exercised.

[3] This allocation is intended to meet the general office, clerical and administrative expenses of the Company's operations, exclusive of salaries and consulting fees. Additional amounts for the exercise of more that 25% of the Warrants reflects the fact that management will add additional personnel as more operations are undertaken in the first year if more than 25% of the Warrants are exercised.

[4] This allocation is intended to meet the anticipated expenses for the annual maintenance fee of $100 per claim payable to the United States Government by August 31 for the first year.

[5] This allocation is intended to repay promissory note loans, including interest, and deferred minimum annual royalty obligations on the Red Raven Claims during the first year.

[6] This allocation is intended for the development of the Lost Horse Peak Claim as determined by the Company's exploratory phase operations proves the existence of mineable ore, which would include machinery and equipment, site facilities work, assays and mining supplies, mining contractor's labor and costs, and consulting services. If further development of the Lost Horse Peak Claim is not warranted, management will apply such proceeds to the development of such other claims with proven economical, mineable ore reserves as determined by exploratory operations. Additional amounts for the exercise of more than 25% of the Warrants reflects the fact that management will develop more than one claim is as a result of the Company's expanded exploration activities proves the existence of additional mineable ore.

[7] This allocation is intended to supply general working capital for the Company to use in connection with its commercial operations and to meet unexpected contingencies.

     The amounts set forth above are only estimates. The Company is unable to predict precisely what amounts, if any, will be received from the exercise of the Warrants and, consequently, cannot accurately predict what amounts will be used for each purpose. The actual expenditures may vary from the estimates set for in the table above, depending upon a number of factors beyond the control of the Company. It is anticipated that a sufficient reserve has been allocated to "Working Capital" to provide adequate additional funds, without affecting the allocations set forth in other categories. To the extent amounts received are inadequate in any particular area of expenditure, supplemental amounts may be drawn from operating revenues, if any, or from the allocation for "Working Capital." Conversely, in the event that actual expenditures in any particular category are less than the amounts allocated, any amounts not expended will be added to the reserve for "Working Capital."

     At present, the company does not have adequate cash on hand or other resources in order to fully implement its business plan. At least $950,000 in proceeds from the exercise of Warrants is required by the Company for completion of the initial exploratory stage of operations on the Lost Horse Peak Claim. It is estimated that an additional $1,500,000 is required by the Company is order to commence further development of the Lost Horse Peak Claim, if warranted. See "Risk Factors." Receipt of proceeds from the exercise of the Warrants in excess of these amounts will permit the Company to evaluate additional mining claims and implement future expansion plans.

     The net proceeds to the Company, as set forth above, are expected to be used over the one year following the exercise of the Warrants. Such proceeds are anticipated to be adequate to meet the Company's cash needs during such one year period. Provided that a minimum of $2,500,000 is raised from this offering, the Company does not expect to raise additional funds either through the public or private sale of its securities for at least six months following the completion of this offering. Thereafter, depending upon the success of its operations, prevailing market conditions affecting the future prospects of the Company's business, and the availability of new or expanded business opportunities, the Company may seek such funding for its future expansion.

     Pending the utilization of the net proceeds of this offering, the available funds will be vested temporarily in government securities, bank certificates of deposit and other bank money market instruments.

---------------------------------------------------------------------
                                DILUTION
---------------------------------------------------------------------

     As of May 5, 1998, the Company had 4,132,000 shares of Common Stock outstanding with a net tangible book value of approximately $-0- per share which were issued in return for $44,450.00 in cash and claims.

     Assuming the exercise of all Class A Warrants (1,600,000) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $3,925,726 or approximately $0.685 per share. This represents an immediate dilution of $1.815 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.685 per share.

     Assuming the exercise of all Class B Warrants (1,600,000) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $11,925,726 or approximately $1.627 per share. This represents an immediate dilution of $3.373 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $3.373 per share.

     "Net tangible book value" is the amount that results from subtracting the total liabilities, deferred costs, and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the shares immediately after the offering. Additionally, dilution is calculated based on book value of the Company's assets, which may not necessarily reflect the actual market value of such assets.

     The following table illustrates the per share dilution:

                              Assuming       Assuming
                              Exercise       Exercise
                              of all         of all
                              Class A        Class B
                              Warrants [3]   Warrants [3]
Exercise price
 per Warrant [1]    .    .    $ 2.50         $ 5.00

Net tangible book value
  per share before
  offering [2] .    .    .    $ -0-          $ -0-

Increase per share
  attributable to
  existing investors     .    $ 0.685        $ 1.627

Net tangible book
  value per share
  after offering    .    .    $ 0.685        $ 1.627

Dilution of net
  tangible book
  value per share to
  new investors     .    .    $ 1.815        $ 3.373

[1]  Exercise price before deduction of offering expenses.

[2] Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of the Company.

[3]  All calculations are on a per share basis.

---------------------------------------------------------------------
                            CAPITALIZATION
---------------------------------------------------------------------

     The following table sets forth the capitalization of the Company as of March 31, 1998, as adjusted to reflect the exercise of no Warrants, all Class A Warrants and all Class B Warrants. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. See "Financial Statements."

-------------------------------------------------------------------------------
                                        As Adjusted for     As Adjusted for
                                        Exercise of all     Exercise of all
                                        Class A Warrants    Class B Warrants
                              Actual    Pro Forma           Pro Forma
Stockholder's Equity:
 50,000,000 Common Stock
 $0.0001 par value [1]
 4,132,000 shares outstanding $    4,132
 5,732,000 shares outstanding
   (A Warrants)                              $     5,732
 7,332,000 shares outstanding
   (B Warrants)                                             $      7,332

Paid-In Capital               $   96,275     $ 4,083,456    $ 12,081,856

Retained Earnings (Deficit)   $ (163,051)    $  (163,051)   $   (163,051)

TOTAL STOCKHOLDERS' EQUITY    $  (66,363)    $ 3,926,137    $ 11,926,137


[1]  Reflects the 1 for 250 share reverse stock split.

---------------------------------------------------------------------
                        SELECTED FINANCIAL DATA
---------------------------------------------------------------------

     The selected financial data presented below has been derived from the financial statements of the Company, which financial statements have been examined by Robert Moe & Associates, P. S., Certified Public Accountants, as indicated in their report included elsewhere herein. The information below should be read in conjunction with the Company's Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reasons set forth in the "Prospectus Summary - Risk Factors" the information shown below may not be indicative of the Company's future results of operations.

                                                  March 31, 1998

Income    .    .    .    .    .    .    .    .    $     -0-
Operating Expenses  .    .    .    .    .    .    $  31,539
Net Income (loss)   .    .    .    .    .    .    $ (31,539)
Net Income per Share     .    .    .    .    .    $     NIL

Balance Sheet Data:
  Working Capital (deficit)   .    .    .    .    $ (118,250)
  Total Assets .    .    .    .    .    .    .    $   80,264
  Long-term Debt    .    .    .    .    .    .    $   27,600
  Stockholders' equity   .    .    .    .    .    $  (66,363)

---------------------------------------------------------------------
              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------

     The Company is considered to be in the development stage as defined in the Statement of Financial Accounting Standards No. 7.
There have been no operations since incorporation.

Liquidity and Capital Resources.

     The Company sold 1,992,000 shares of its Common Stock to nineteen persons and two corporations for $44,450 in cash and property. The cash has been used for organizational matters and initial start-up.

     Included in the foregoing were eight mining claims transferred to the Company on June 30, 1995 by "Quitclaim Deed" in exchange for 1,240,000 shares of common stock. The mining claims are reflected in the balance sheet at the transferor's costs of $13,000.

     One hundred twenty-eight mining claims were transferred to the Company on November 16, 1996 by "Quitclaim Deed" in exchange for
1,600,000 shares of common stock. The mining claims are reflected in the balance sheet at the transferor's costs of $66,076.

     As part of the employment agreement dated November 11, 1997 the Company sold Fred R. Schmid, pursuant to a Stock Purchase Agreement, 540,000 shares of Common Stock at a purchase price of $10,000, which has been paid to the Company. The agreement also provides an option for the purchase of 160,000 shares at a $2.50 per share and 160,000 shares at $5.00 per share for a period of ten years.

     The Company must obtain additional capital in order to fully develop its claims. The Company intends to raise additional capital in the future through the exercise of the Class A and Class B Warrants for shares of Common Stock, loans, or to enter into arrangements for such purposes with third parties. There is no assurance that the Company will be able to raise such additional capital or that, if available, the terms of such financing will be commercially acceptable to the Company. The Company has no operating history.

     The foregoing reflects the 1 for 250 share reverse stock split that took place on April 15, 1998.


---------------------------------------------------------------------
                           DIVIDEND POLICY
---------------------------------------------------------------------

     The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operations of its business. See "Risk Factors - No Dividends Anticipated."

---------------------------------------------------------------------
                              BUSINESS
---------------------------------------------------------------------
Background and Business Strategy.

Background.

     WindStar Resources, Inc., formerly Turtleback Mountain Gold Co., Inc. (the "Company") has had no significant operating history and must be considered an exploration stage company. The Company was formed on March 22, 1995, to engage in the business of identification, acquisition, exploration and, if warranted, development of mineral properties and the production of minerals therefrom. The Company does not own an operating mine and has no other revenue-producing mining activities. Moreover, it is not expected to commence mining activities, at least with respect to its southwestern Arizona properties, until the following events have occurred; initial operating capital has been secured; significant exploration activities on the Company's mining claims have been completed; a determination has been made that the properties contain a commercially minable ore body; all required mining and environmental permitting applications have been approved; a comprehensive feasibility study or proposed mine plan has been prepared; and adequate financing of a mine has been obtained. There is no assurance that the Company will be successful in any of these activities. The mineralization of main exploratory interest is gold. No reserves have been delineated on the property, and to date the Company has not identified a commercially mineable ore body.

Business Strategy.

     Since incorporation in 1995, the Company's operations have been centered around its (i) organization; (ii) evaluation of the mining industry; (iii) start-up financing of its operations; (iv) acquiring mining claims and interests in southwestern Arizona; (v) formulation and implementation of its business plan.

     Upon organization, the Company sold an aggregate of 1,992,000 shares of its Common Stock to nineteen (19) persons and two (2) corporations for an average price of $0.0223 per share or an aggregate of $44,450 in cash and mining claims. Eight claims were transferred to the Company on June 30, 1995 in exchange for 1,240,000 shares of Common Stock and were valued at the transferors' cost of $13,000. The foregoing reflects a 1 for 250 shares reverse stock split which occurred on April 15, 1998. See "Principal Shareholders."

     In 1997, the Company completed a public offering of 1,600,000 Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant, in exchange for certain mining claims located in Arizona. On November 16, 1996, the Company issued 1,600,000 Unites in exchange for 128 unpatented mining claims. Each Unit consisted of one share of Common Stock; one warrant to purchase one share of Common Stock at an exercise price of $2.50 per warrant ("Class A Warrants"), and one warrant to purchase one share of Common

Stock at an exercise price of $5.00 per warrant ("Class B Warrants"). The Warrants may be redeemed by the Company at any time upon thirty
(30) days written notice to the holders thereof at a redemption price of $0.0025 per warrant. The Warrants are exercisable up to August 15, 2001 (five years from the effective date) unless called sooner. The foregoing reflects a 1 for 250 share reverse stock split which occurred on April 15, 1998. The foregoing number of Units was arbitrarily determined by the Company and bore no relationship to the value of the claims and no fairness opinion was obtained from an independent part. See "Business Strategy."

     The Company acquired the mining rights to 136 unpatented claims as a result of several transactions involving affiliated parties, who previously staked and maintained the properties by paying an annual maintenance fee of $100 per claim payable to the United States Government by August 31 each year. Due to such relationships none of these transactions can be deemed to have resulted from arms-length negotiations. The terms of these transactions may not be as favorable to the Company as they might have been had the Company dealt with unaffiliated parties.

     The four Red Raven II Claims acquired under a January 7, 1994 agreement from Maxam Gold Corporation have a royalty fee clause attached to them. The royalty fee is five percent (5%) of the net income from operations on the Claims or $50,000.00 annually (which ever is greater) starting July 1, 1997. As of the date of this report, the Company is in default on the minimum annual payment. The Company is in the process of trying to cure the default in order to hold the mining rights to these four Claims. This transaction involves entities which are affiliated and either principally owned or controlled, directly or beneficially, by Dale L. Runyon and Robert
M. Brown, Chairman and member on the Company's Board of Directors, respectively. They receive part of the annual royalty fee payment made by the Company as a result of their approximately 27.89 and
34.49 percent interest, respectively, in the Red Raven Claims prior to the time the Company acquired the mining rights to the Claims.
All of the claims will be reviewed annually by management for continued valuation or impairment. Management will consider the estimated undiscounted future cash flows and write off claims abandoned or impaired. Management intends to adopt Financial Account Standards No. 121 effective January 1, 1996.

     On April 15, 1998, the Company's shareholders approved, among other things, a 1 for 250 share reverse stock split; and, a change in the authorized capital from 3,000,000,000 shares of Common Stock, $0.00001 par value per share to 50,000,000 shares of Common Stock, $0.0001 par value, and from 400,000,000 shares of Preferred Stock $0.00001 par value per share to 10,000,000 shares of Preferred stock, $0.0001 par value per share. There are 4,132,000 shares of Common Stock outstanding. No Preferred Stock has been issued.

     The Company's management believes that exploration is warranted on eight claims currently held by the Company as indicated by recent geology information. Management's belief is predicated upon a report dated October 1986 prepared by William T. Marston, P.E., deceased, which indicates that there are economically recoverable quantities of gold in the mineralized material. Reports written on May 7 and September 4, 1996 by Hewlett Mineral Management indicated a mineral resource on the Lost Horse Peak Claim of approximately 10.9 million tons averaging a gold grade of 0.036 troy ounces per ton (see Exploration and Development Section). However, there can be no assurance the occurrence, grade, and quantity of gold or other precious metal mineralization will satisfy the cost of recovery. Currently, there are no known mineral deposits of commercial minable significance on any of the Company's properties. Nevertheless, according to preliminary geological information, eight of the claims that have been examined demonstrate mineralization features related to possible deposits of gold or other precious metals sufficient to merit further exploration. If sufficient funds are available, management plans to complete the exploration stage of operations on these eight claims and others to substantiate the presence of sufficient commercial gold bearing deposits and to prepare a feasibility report based upon such information, if indicated. To date, the Company has not established any marketing plans or concluded any commercial mineral reserves which may be located on the Company's claims.

     The Company anticipates funding the cost of exploration by the sale of common stock, loans, or possible joint venture projects with third parties. The Company has not identified any purchasers of common stock, lenders or joint venture partners as of the date of this report and there is no assurance that the exercise of any warrants, sales of common stock, loans or joint ventures will ever occur. There has only been a very limited public market for the Units and Common Stock of the Company.

Property Location, Description and Access.

     The claims are located in La Paz, Maricopa and Yuma counties, Arizona. Parker is the county seat for La Paz County, Phoenix is the county seat for Maricopa County and Yuma is the county seat for Yuma County. The claims are accessible from state, county roads or ranch roads on BLM land and lie in flat desert areas with minimum vegetation as is common in arid areas.

Title - Unpatented Claims.

     The Company owns or holds unpatented mining claims. The unpatented mining claims are possessory only and are held by right of location. Management believes that all of its unpatented claims are properly staked and recorded, and that it has the right to possession of them, and the right to remove minerals therefrom. Unpatented mining claims require the expenditure of $100 each per year to their benefit. All of the required expenditures and assessment work on the Company's property has been accomplished. The claims have been properly recorded at the Bureau of Land Management, and with the various county recorders, in compliance with federal and state filing requirements.

The claims are as follows:

Title of                                        BLM     Claim  Section
Claim               County    Location          AMC     Number Number
-------------------------------------------------------------------------------
Lost Horse Peak     Maricopa  Township 7 South  317628  11-1   11
                              Range 1 West      317629  11-2
                                                317630  11-4
                                                317631  12-1   12
Vekol Valley        Maricopa  Township 8 South  330955  27-1   27
                              Range 1 East      330956  27-2
                                                330957  27-3
                                                330958  27-4
Red Raven II        Yuma      Township 4 South  315314  3-1    3
                              Range 12 West     315315  3-2
                                                315316  3-3
                                                315317  3-4
Salome              Lapaz     Township 6 North  332066  14-1   14
                              Range 13 West     332071  15-2   15
                                                332072  15-3
                                                332073  15-4
Winchester          Lapaz     Township 6 North  332112  6-3    6
                              Range 12 West     332113  6-4
                                                332114  7-1    7
                                                332115  7-2
Low Mountain        Lapaz     Township 7 North  332043  28-1   28
                              Range 12 West     332044  28-2
                                                332045  28-3
                                                332046  28-4
Socorro Peak        Lapaz     Township 6 North  332098  30-1   30
                              Range 11 West     332099  30-2
                                                332100  30-3
                                                332101  30-4
Happy Camp          Lapaz     Township 7 North  332030  8-1    8
                              Range 11 West     332031  8-2
                                                332032  8-3
                                                332033  8-4
Sacaton Flats       Maricopa  Township 3 South  329259  5-3    5
                              Range 10 West     329260  7-2    7
                                                329261  7-4
                                                329262  8-1    8
Red Raven II        Yuma      Township 4 South  329263  4-1    4
                              Range 12 West     329969  4-2
                                                329264  4-3
                                                329265  4-4
                                                329266  9-1    9
                                                329971  9-2
                                                329973  10-1   10
                                                329974  10-2
Meltop              Maricopa  Township 2 South  331076  34-2   34
                              Range 3 West      331077  35-1   35
                                                331078  35-2
                                                331079  35-3
Tricia              Maricopa  Township 2 South  323305  31-3   31
 Sheri-Ect                    Range 2 West      323308  31-4
                              Township 2 South  323332  26-2   26
                              Range 3 West      323331  26-4
Meltop              Maricopa  Township 2 South  331049  20-3   20
                              Range 3 West      331050  20-4
                                                331065  29-1   29
                                                331066  29-2


Title of                                          BLM       Claim     Section
Claim          County        Location             AMC       Number    Number
-------------------------------------------------------------------------------
Rainbow        Maricopa     Township 3 South      331090    7-3       7
                            Range 1 West          331091    18-1      18
                                                  331092    18-3
                                                  331093    19-1      19
Mobile         Maricopa     Township 3 South      331080    19-4      19
                            Range 1 East          331081    20-3      20
                                                  331082    29-1      29
                                                  331083    30-2      30
Rainbow Valley Maricopa     Township 3 South      331106    11-1      11
                            Range 2 West          331107    11-2
                                                  331108    11-3
                                                  331109    11-4
Bosque         Maricopa     Township 6 South      329591    1-3       1
                            Range 3 West          328317    11-2      11
                                                  328319    11-4
                                                  329600    12-1      12
                                                  329601    12-3
                                                  329602    13-1      13
                                                  328320    14-1      14
                                                  328321    14-2
                            Township 5 South      329605    29-3      29
                            Range 3 West          330030    29-4
                                                  329606    30-3      30
                                                  329607    30-4
Coyote Peak    Lapaz        Township 2 North      329373    3-1       3
                            Range 13 West         329374    3-2
                                                  330478    3-3
                                                  330479    3-4
                                                  330490    8-1       8
                                                  330491    8-2
                                                  330492    8-3
                                                  330493    8-4
                                                  330554    28-1      28
                                                  330555    28-2
                                                  330556    28-3
                                                  330557    28-4
Coyote Well    Lapaz        Township 2 North      329573    12-3      12
                            Range 14 West         329572    12-4
                                                  329574    13-1      13
                                                  329575    13-2
Little Horn    Lapaz        Township 1 North      330333    2-1       2
                            Range 13 West         330334    2-2
                                                  330335    2-3
                                                  330336    2-4
                                                  330367    11-1      11
                                                  330368    11-2
                                                  330369    11-3
                                                  330370    11-4
                                                  330373    13-1
                                                  330374    14-1
                                                  330375    14-2
Little Horn    Lapaz        Township 1 North      330376    14-3
                            Range 13 West
Red Raven      Yuma         Township 3 South      329944    2-1       2
                            Range 12 West         329934    2-2
                                                  329946    2-3
                                                  329947    2-4
                                                  329964    34-2      34
                                                  329965    34-3
                                                  329966    34-4
                                                  329967    35-1      35



Title of                                          BLM       Claim     Section
Claim              County    Location             AMC       Number    Number
-------------------------------------------------------------------------------
continued
Charco Tank        Lapaz     Township 3 North     329485    17-3      17
                             Range 14 West       329486    17-4
                                                 329487    18-3      18
                                                 329488    18-4
Mike               Lapaz     Township 2 North    330295    6-1       6
                             Range 12 West       330296    6-2
                                                 330297    6-3
                                                 330298    6-4
Getz Well          Maricopa  Township 7 South    338174    34-1      34
                             Range 2 West        339175    34-2
                                                 338176    34-3
                                                 338201    34-4
Palomas            Yuma      Township 2 South    339721    1-1       1
                             Range 13 West       339722    1-2
                                                 337241    1-3
                                                 339723    1-4
                                                 337302    36-1      36
                                                 339796    36-2
                                                 339797    36-3
                                                 339798    36-4

History.

     There has been no significant operating history and the Company must be considered an exploration stage company. The Company does not own an operating mine and has no other revenue-producing mining activities. To date there has been limited exploration work on a small portion of the claims held by the Company.

     Moreover, it is not expected to commence mining activities, at least with respect to its southwest Arizona properties, until the following events have occurred; initial operating capital has been secured; significant exploration activities on the Company's mining claims have been completed; a determination has been made that the properties contain a commercially minable ore body; all required mining and environmental permitting applications have been approved; a comprehensive feasibility study or proposed mine plan has been prepared; and adequate financing of a mine has been obtained. There is no assurance that the Company will be successful in any of these activities.

     The number of shares issued was based on the amount of acreage owned by a claimant. The Company issued approximately 89.688 Units for each acre it acquired and arbitrarily assigned a value of $50.00 to each claim exchanged for Units.

Geology.

     The sites lie within the Basin and Range province of Southwest Arizona. Each site is in the flat lying, gently sloping and relatively uncut area between and along the adjacent mountains. The sites are covered (or filled) by basin fill that is recent to Pleistocene in age. The source areas for the basin fill are the surrounding ranges of hills and mountains. The basin fill is composed of unconsolidated gravel, sand, silt, clays, and possibly some glacial till and debris. The silt and clays are water deposited although there is evidence that some of the silty sand may be air-borne and deposited. The gravel may or may not be water worn-usually the top or upper layers of coarser material are angular indicating that this material has not traveled far from its in-situ location.

Other Properties.

     Management may enter into new mining ventures with joint venturers, partners or other third parties. Such arrangements may be multi-party ventures to which the Company will contribute stock, cash and/or mineral interests. In such arrangements, the Company's participation in revenues and profits, if any, will be reduced. At this time, the Company has no agreement or understanding with any third parties for the formation of a joint mining operation. As of the date hereof, the Company has not entered into any mining ventures with third parties and there is no assurance that the Company will ever enter into such ventures.

     In determining the suitability of any property as a prospective acquisition, factors to be considered by the Company will include, but not be limited to, the following: (a) whether the asking price is competitive and permits possible appreciation in value; (b) condition of title; (c) whether the geological features of the property indicate the probable likelihood of gold mineralization of a commercial grade that is of sufficient quantity to justify further exploration and development; (d) time and expenses which will be involved in the exploration and development of the property; (e) a fairness opinion on the economic considerations of the transaction from independent parties, if warranted; (f) procedure for exploration and development (individually or joint venture); and, (g) environmental impact and endangered species effects.

     Management, together with such professional advisors which the Company deems appropriate, will investigate prospective properties through on-site examination, reviewing available geologic reports or publications relating to the property, and a general field reconnaissance to secure preliminary information regarding characteristics of the property, including environmental investigation. If, from such preliminary reviews, management deems it advisable to further investigate the property, the Company may determine the condition of title and ownership by using abstractors or title companies, and may obtain a preliminary report feasibility study by one or more geologists, mining engineers, or accountants. If, after the foregoing preliminary investigation, management determines that the property does not meet the Company's acquisition criteria, efforts to acquire the property would be abandoned, in which case costs incurred in conducting the investigation would not be recoverable. In the event the property is abandoned, the Company intends to reallocate the unexpended proceeds for the acquisition and/or exploration of other prospects.

Exploration and Development Activities.

     Since the claims are without known commercially mineable proven or probable reserves the Company proposes to investigate and explore the possibility of commercial grade of minerals contained in the claims through exploration work on the properties. In order to determine if such minerals are present, the Company must raise the necessary capital to undertake an initial exploration program. Approximately $1.0 million is budgeted for initial trenching, drilling, sampling, assaying, metallurgical testing, permitting, engineering, geological and administrative supervision of the program. Multiple claims will be investigated with primary focus directed toward Lost Horse Peak, Vekol Valley and Red Raven claims, since preliminary information has previously been reported on these claims by independent sources. On September 4, 1996, Hewlett Mineral Management issued a report on Lost Horse Peak based on two series of back-hoe trenches and two periods of auger drill-hole sampling to compute a mineralized resource of approximately 10.9 million tons averaging a gold grade of 0.036 troy ounces per ton. This information was based upon standard methods of ore computation on 500-foot square blocks through interpolation into a 500-foot square grid. However, additional work must be completed to establish and confirm that the mineralized values are consistent throughout the tested area through in-fill drilling, trenching, sampling, assaying, metallurgical testing and additional work before proven reserves can be reported and a developmental plan implemented. There is no assurance that reserves will be established or that the estimated exploration costs will be sufficient to prove the existence of commercial grade minerals. Costs may vary depending upon unknown events which may impact the exploration and mining of claims

     The Company expects to pay the costs of such exploration work from funds to be realized through the exercise of the outstanding "A" and "B" Warrants held by shareholders of the Company, which are exercisable into shares of the Company's Common Stock at $2.50 and $5.00 respectively. Management is also considering raising funds through loans. On August 1, 1997, the Company established a line of credit for $1,000,000 with Phoenix International Mining, Inc. (a principal shareholder), however, at the time of this report this source of funding has been delayed due to unforeseen circumstances beyond Phoenix's control. The Company therefore is considering the exercise of the outstanding Warrants as its best source of raising capital for funding the initial phase of exploration work. There are 1,600,000 A Warrants and 1,600,000 B Warrants outstanding, which if all Warrants were exercised could provide the Company with $12 million. Should the necessary capital for initial exploration work not be realized through the exercise of the Warrants, the Company may be compelled to call the Warrants upon thirty (30) days written notice of redemption. Warrantholders may exercise any Warrants called for redemption during the 30-day notice period. Such right will terminate on the redemption date if not exercised during such 30-day period and will render the Warrants valueless, except for the right to receive the nominal redemption price. Management may also seek to raise capital through a public offering of its securities or joint venture participation from third parties. There is no assurance, however, that the Company will be successful in its efforts to raise capital or how long it may take to raise adequate funds to complete the exploration of the claims. In the event adequate capital is not available to complete the exploration of the claims or if adequate capital is raised but commercial grade of minerals are not established on any of the claims a shareholder/warrantholder could lose his/her entire investment.

Mining, Environmental and Other Matters Pertaining to Properties.

     Overview. The Company, like other mining companies doing business in the United States, is subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water in the vicinity of its mining operations and the preservation of certain archeological sites.
These include "permitting"or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased. These laws also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.

     Federal legislation and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act and the Comprehensive Environmental Response, Compensation and Liability Act, have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations. Although mines continue to be approved for development in the United States, the cost and uncertainty associated with the permitting process could have a material affect on mining the properties.

     The Clean Water Act. The federal Clean Water Act is the principal federal environmental protection law regulating mining operations. The Act imposes limitations on waste water discharges into waters of the United States, including discharges from point sources such as mine facilities. In order to comply with the Clean Water act, the Company will be required to obtain one or more permits which will control the level of effluent discharges from future proposed mining and processing operations.

     The Clean Air Act. The federal Clean Air Act limits the ambient air discharge of certain materials deemed to be hazardous and establishes a federal air quality permitting program for such discharges. Hazardous materials are defined in enabling regulations adopted under the Act to include metals and toxic solvents such as cyanide which is used in heap leach recovery processes. The Act also imposes limitations on the level of particulate matter generated from mining operations, and the Company may be required to adopt dust control techniques in all phases of mining in order to comply with these limitations.

     The National Environmental Policy Act. The National Environmental Policy Act ("NEPA") requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined. Because the Company's mining properties are located on federal lands, mining operations on those lands could be conditioned on the preparation, review and approval of an environmental impact statement outlining in detail the environmental effects of such operations and the Company's efforts to ameliorate such effects.

     The Comprehensive Environmental Response, Compensation and Liability Act. The federal Comprehensive Environmental, Response, Compensation and Liability Act ("CERCLA") imposes clean-up and reclamation responsibilities with respect to unlawful discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.

     Arizona Environmental Laws and Regulations. Arizona has adopted counterparts to NEPA and CERCLA, being the Environmental Policy Act and the Metal Mine Reclamation Act, both of which are administered by the Department of Lands. The state has also adopted the Air Quality Act and Water Quality Act, which parallel to a large extent the provisions of the Clean Air Act and Clean Water Act; these statutes are administered through various bureaus of the Department of Environmental Quality.

     Compliance with statutory environmental quality requirements may: necessitate significant capital outlays; materially affect the earning power of the Company; or may cause material changes in the Company's intended activities. No assurance can be given that environmental standards imposed by either federal, state or local governments will not be changed or become more stringent, thereby possibly materially adversely affecting the proposed activities of the Company.

Competition and Markets.

     The Company faces extensive competition in the acquisition of properties suitable for the exploration and development of gold and other precious metals. Many of the Company competitors have greater financial resources and more extensive operating histories that the Company. There is no assurance the Company will be able to begin exploration work which results in the discovery of commercially producible quantities of gold or other previous metals. In addition, there is no assurance that the Company's property interests can be economically maintained.

     The exploration and development of mineral properties, and the marketing of minerals, are affected by a number of facts which are beyond the Company's control. These factors include fluctuations in the market price of gold and previous minerals, availability of adequate transportation and equipment, marketing of competitive minerals, prices of fuels and fluctuating supply and demand for minerals.

Offices.

     The Company's headquarters and executive offices are located at 528 Fon du Lac Drive, East Peoria, Illinois 61611 and the telephone number is (309) 699-1275. The Company uses approximately 100 square feet of space at the aforementioned address rent free.

Management Remuneration.

     From March 22, 1995 through November 11, 1997, no compensation has been paid or accrued to any Officer or Director to date. The Company entered into a three (3) year employment agreement with Fred
R. Schmid as its President/CEO effective November 11, 1997 that requires him to devote at least 80% of his time to the affairs of the Company. Between November 11 through December 31, 1997, Mr. Schmid was paid as a consultant to the Company. Under the agreement, Mr. Schmid shall be compensated at a base salary of $95,000 for the first year, a base salary of $115,000 for the second year and a base salary of $140,000 for the third year, such salary to be payable in equal monthly installments with an annual cost of living adjustment based upon the percentage of increase in the consumer price index for New York City-Northern New Jersey. As additional consideration for his commitment to render future services to the Company, the Company shall pay Schmid a cash bonus equal to 3% of the Company's Net Pre-Tax Operating Profit, as determined by the Company's independent certified public accountants. For each joint venture arranged by Schmid on behalf of the Company, Schmid shall receive, subject to applicable securities and other laws, an equity ownership of 3% of the Company's equity ownership therein or in such other entity formed by the Company for the purposes of entering into a joint venture. Upon completion of raising the initial $1,000,000 equity (excluding the equity raised through the exercise of the Company's outstanding A and B Warrants) for the Company, the Company will pay the premium necessary (but not to exceed $25,000) per year to (a) purchase a $1,000,000 one-year term life insurance policy on Schmid's life renewable each year thereafter; or (b) apply an amount equal to such premium each year to purchase mutual fund shares or a tax-deferred annuity in Schmid's name, whichever Schmid may elect. If the agreement is terminated for any reason except cause or the death of Schmid, he will be entitled to receive a lump sum payment equal to the greater of (i) $5,000,000 or (ii) one percent (1%) of the

Company's net worth as of the preceding year's end, plus the balance of any salary and bonus owed to Schmid pursuant to the agreement.
The Company has no other employment agreements and it has no retirement, pension or profit sharing plan. Along with the retention of its Officers, the Company anticipates adding employees as needed in the future.

Safe Harbor Statement

     Some of the statements contained in this report relate to future events and are considered to be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements do not involve historical facts and pose special risks and uncertainties. In evaluating these forward-looking statements, you should be mindful of these potential risks and uncertainties, including: the likelihood that the Company will continue to incur losses from operations pending development of its mining properties, and the uncertainly that it will be able to continue as a going concern; the likelihood that the Company will need to obtain significant additional financing in order to develop its properties; the effect of extensive regulatory controls over mining operations; the environmental and other risks associated with mining; the absence of established proven and probable reserves on the Company's mining properties; fluctuations in the price of gold; and other factors that may affect future results. These risks and uncertainties, which may not be complete, are described in greater detail below.

---------------------------------------------------------------------
                              MANAGEMENT
---------------------------------------------------------------------
     The following table sets forth the name, age and position of each Officer and Director of the Company:

Name                Age       Position

Dale L. Runyon      71        Chairman of the Board of Directors

Fred R. Schmid      63        President, Chief Executive Officer and
                              a member of the Board of Directors

Richard G. Steeves  59        Secretary/Treasurer, Chief Financial
                              Officer and a member of the Board of
                              Directors

Alan E. Hubbard     60        Member of the Board of Directors

Robert M. Brown     59        Member of the Board of Directors

Term of Office

     The terms of office of the current directors continue until the annual meeting of stockholders, which the Bylaws provide shall be held on the third Friday of November of each year; officers are elected at the annual meeting of the board of directors, which immediately follows the annual meeting of stockholders.

Dale L. Runyon - Chairman of the Board of Directors of the Company.

     Mr. Runyon is a founder of the Company and since inception a member of the Board of Directors. From inception and through November 1997, Mr. Runyon was the Secretary/Treasurer, Chief Financial Officer. Since 1978, Mr. Runyon has been a business consultant in the mining industry. As a consultant, he assists companies with economic analysis of potential mining properties and, in general, supervises "turnkey projects" from start to finish. Since 1986, Mr. Runyon has been the Chairman of the Board and Chief Executive Officer of Phoenix International Mining, Inc., a Nevada corporation. Since 1987, Mr. Runyon has been the Chairman of the Board and Chief Executive Officer of Maxam Gold Corporation, an Nevada corporation, involved in the business of mining. Mr. Runyon received a B.A. from Knox College and is a retired Colonel in the United States Army.

Fred R. Schmid - President and Chief Executive Officer and a Member of the Board of Directors of the Company.

     Since November 1997, Mr. Schmid has been President and Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Schmid was Chairman of the Board of Directors of Hanover Gold Company. Inc., a publicly traded NASDAQ company he founded, from September 1990 to April 1996, and President and Chief Executive Officer from September 1990 to March 1996, and a Director from September 1990 to June 1997. Mr. Schmid was Chairman of the Board, President and Chief executive Officer of Hanover Resources, Inc. and Group S Limited, both privately-held gold resource companies he founded in April 1990 and September 1991, respectively, both of which were merged into Hanover Gold in September 1996. From 1972 to December 1995, he was Chairman, President and Chief executive Officer of The Hanover Group, Inc., a privately-held natural resource investment company he founded, which was merged into Group S Limited in December 1995. Mr. Schmid received a B.S. degree in Industrial Engineering from New York University - College of Engineering.

Richard G. Steeves - Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors

     Mr. Steeves has been a member of the Board of Directors since November 1996 and the Secretary/Treasurer, Chief Financial Officer since November 1997. Since August 1994, Mr. Steeves has been the President and a member of the Board of Directors of JOHSTE, Inc., an Illinois corporation. JOHSTE, Inc. consults with companies on business management. From July 1978 to August 1993, Mr. Steeves was the controller and division manager of Southland Corporation. Southland Corporation, a Texas corporation, is an operator of a convenience store chain ("Seven-Eleven"). Since April 1993, Mr. Steeves has been the President and a member of the Board of Directors of Sandaz Corporation, a Nevada corporation. Sandaz Corporation is a natural resources company. Since April 1993, Mr. Steeves has been the President and a member of the Board of Directors of RGS Services, Inc., an Illinois corporation. RGS Services, Inc. consults with companies on business management, transportation and taxes. Mr. Steeves received a B.A. from Hampton Institute, Hampton, Virginia.

Alan E. Hubbard - Member of the Board of Directors of the Company.

     Mr. Hubbard was elected to the Board of Directors on November 19, 1996. From May 1988 to the present, Mr. Hubbard has been the President and Chief Executive of Al Hubbard Associates, Inc., a Texas corporation. Since July 1995, Mr. Hubbard has been the President and a member of the Board of Directors of Maxam Gold Corporation, a Nevada corporation. Maxam Gold Corporation is a natural resource company. Since May 1996, Mr. Hubbard has been the President and a member of the Board of Directors of Phoenix International Mining, Inc., a Nevada corporation. Phoenix International Mining, Inc. is a natural resource company. Mr. Hubbard received a B.A. from Bradley University.

Robert M. Brown - Member of the Board of Directors

     Mr. Brown is a founder of the Company. Since the Company's inception, he has been a member of the Board of Directors. From the Company's inception until October 31, 1996, Mr. Brown served as President of the Company. Since 1985, Mr. Brown has been a member of the Board of Directors of H.W.W. Foundation, a Colorado corporation, involved in the business of family investments. Mr. Brown received a B.A. from DePauw University, Greencastle, Indiana.

Family Relationships

     The only known relationship between any directors is Alan E.
Hubbard is first cousin to Dale L. Runyon.

Conflicts of Interest.

     All Officers, Directors and consultants have other part-time employment. See "Management - Officers and Directors of the
Company."

Indemnification.

     The Company's Articles of Incorporation provide that the Company's directors and officers will be indemnified to the fullest extent permitted by the Arizona Corporation Code, however, such indemnification shall not apply to acts of intentional misconduct; a knowing violation of law; or, any transaction where an officer or director personally received a benefit in money, property, or services to which to the director was not legally entitled.

     The Company has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

---------------------------------------------------------------------
                         CERTAIN TRANSACTIONS
---------------------------------------------------------------------
     Registrant has engaged in no transactions with management or others in which the amount involved exceeds $60,000 other than the following:

     On March 31, 1995, the Company issued 1,992,000 post reverse split shares of Common Stock to nineteen persons in exchange for $44,450 in cash and property. The foregoing includes shares issued to its officers and directors or affiliates thereof.

     The following table reflects the name of each officer and director and their affiliates, the amount of cash contributed by each and in the case of the 8-160 acre claims contributed by the Lost Horse Peak A Trust and the Phoenix International Mining, Inc., the dollar value assigned to the claims. The dollar value assigned to each claim was arbitrarily determined by the Company and claimant, and bears no relationship to the value of the claim.

                                        Amount of
                         Shares         Consideration  Date of
Name of Owner            Acquired       Cash/Other     Sale
----------------------------------------------------------------
William Brown                 12,000    $ 3,000.00     2/13/95

H. W. W. Foundation            4,000    $ 1,000.00     3/25/95

Lost Horse Peak,
  A Trust                    840,000    4-160 acre     02/21/95
                                        mining claims
Phoenix International
  Mining, Inc.               400,000    4 - 160 acre   02/21/95
                                        mining claims

Uranco Trust #5              580,000    $ 1,450.00     01/06/95

     The foregoing reflects the 1 for 250 reverse stock split which occurred on April 15, 1998.

     Dale Runyon, a member of the Board of Directors, is the Trustee of the Uranco Trust #5; and affiliate and a Director of Phoenix International Mining, Inc.; and a Trustee of Lost Horse Peak A Trust. Further, Robert M. Brown, a member of the Board of Directors, is a member of the Board of Directors of H.W.W. Foundation, a foundation which holds title to investments made by the Brown family.

     The transactions with the Lost Horse Peak A Trust and Phoenix International Mining, Inc. were arbitrarily decided by the Company and the respective party and were not at arms-length and in the opinion of the parties were more favorable to the Company and less favorable to those entities than in an arm's length transaction with unaffiliated third parties. The basis for the foregoing statement is that Lost Horse Peak A Trust and Phoenix International Mining, Inc.

would not have transferred the claims to the Company for 1,240,000 restricted shares of common stock in a start-up venture, but for the affiliation of Dale L. Runyon with the Company.

     The following table reflects the name of each officer and director and their affiliates that were issued stock in exchange for claims:

     Name                          Number of Units
Estate of Teddi N. Brown             20,698
R. M. Brown & R. D. Brown               500
Robert M. Brown                      21,198
Brown Family Investments              1,500
Charco Tank Mining LLC               40,000
Coyote Peak Mining LLC              160,000
DLR Trust #3                          6,766
Getzwell Mining LLC                  40,000
Alan E. Hubbard                      80,000
Little Horn Mining LLC              120,000
Maxam Gold Corporation              304,000
Meltop Mining LLC                    40,000
Mike Mining LLC                      40,000
Rainbow Valley Mining LLC           160,000
Tank Mountain Gold Co., Inc.         80,000
Uranco Mining LLC                   137,500
Uranco Trust #5                      26,703
Uranco Trust #1                       8,496
Dale L. Runyon                       17,854

     The foregoing reflects the 1 for 250 reverse stock split which occurred on April 15, 1998.

     On the 11th day of November, 1997, the Company and Fred Schmid, the Company's President, entered into a Stock Purchase Agreement wherein Schmid purchased 540,000 "restricted" shares which are deliverable as follows: 135,000 shares on payment of the $10,000. The $10,000 has been paid and the 135,000 shares have been paid; 135,000 shares on or before May 31, 1998; 135,000 shares on or before December 1, 1998; and, 135,000 shares on or before May 31, 1999. Further, the Company granted Schmid an option to purchase up to 160,000 shares of Common Stock at a purchase price of $2.50 per share. The option period commences on the second anniversary of the date of this Agreement and ending ten years after the second anniversary date. Further, the Company granted Schmid an option to purchase an additional 160,000 share of Common Stock at a purchase price of $5.00 per share. The option period commences on the third anniversary date of this Agreement and ends ten years after the third anniversary date. The stock options will be prevented from dilution.

     On April 15, 1998, the Company effected a 1 for 250 reverse stock split which occurred on April 15, 1998.

     On December 31, 1997, the shareholders of the Company approved amendments to the Company's Articles of Incorporation, changing the Company's name from Turtleback Mountain Gold Co., Inc. to WindStar Resources, Inc. On April 15, 1998, the shareholders of the Company approved a change in the authorized capital from 3,000,000,000 shares of Common Stock, $0.00001 par value per share, to 50,000,000 shares of Common Stock, $0.0001 par value per share and from 400,000,000 shares of Preferred Stock, $0.0001 par value per share, to 10,000,000 shares of Preferred Stock $0.0001, par value per share.

     To date, there have not been any transactions between the Company and its Officers, Directors, principal shareholders or affiliates other than as set forth above. If such transactions occur in the future, they will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

---------------------------------------------------------------------
                      MANAGEMENT REMUNERATION
---------------------------------------------------------------------

     The following table sets forth the aggregate compensation paid by the Company for services rendered during the period indicated:

                       SUMMARY COMPENSATION TABLE

                          Long Term Compensation    Compensation
                Annual  Compensation              Awards    Payouts
(a)       (b)  (c)       (d)  (e)       (f)       (g)       (h)  (I)
Name                          Other     Restricted          LTIP All
and                           Annual    Stock               Pay- Other
Principal      $        $     Compen    Awards    Options/  Outs Compen
Position  Year Salary   Bonus sation($) $         SAR's(#)  ($)  sation$
          December 31

Dale R. Runyon
 Director 1997 $   -0-  $0   $0        $0                0   $0   $0
          1996 $   -0-  $0   $0        $0                0   $0   $0
          1995 $   -0-  $0   $0        $0                0   $0   $0

Fred R. Schmid
 President -
 CEO      1997 $12,930  $0   $0        $0          540,000   $0   $0
          1996 $   -0-  $0   $0        $0                0   $0   $0
          1995 $   -0-  $0   $0        $0                0   $0   $0

Richard G. Steeves
 Secretary/Treasurer
 Director 1997 $   -0-  $0   $0        $0                0   $0   $0
          1996 $   -0-  $0   $0        $0                0   $0   $0
          1995 $   -0-  $0   $0        $0                0   $0   $0

Alan Hubbard
 Director 1997 $   -0-  $0   $0        $0                0   $0   $0
          1996 $   -0-  $0   $0        $0                0   $0   $0
          1995 $   -0-  $0   $0        $0                0   $0   $0





Robert M. Brown
 Director 1997 $   -0-  $0   $0        $0                0   $0   $0
          1996 $   -0-  $0   $0        $0                0   $0   $0
          1995 $   -0-  $0   $0        $0                0   $0   $0

Employment Agreement.

     On November 17, 1997, the Company and Fred Schmid, the Company's President entered into a three year employment agreement wherein the Company agreed to pay Mr. Schmid a based salary of $95,000 the first year; $115,000 the second year; and, $140,000 the third year. The foregoing base salary is also entitled to a cost of living increase using the Consumer Price Index for New York City - Northern New Jersey. In addition to the foregoing, the Company shall pay Schmid a cash bonus of 3% of the Company's Net Pre-Tax Operating Profit. In addition to the foregoing, the Company will pay Schmid 3% of the Company's equity ownership in any joint venture arranged by Schmid. As of December 31, 1997, the Company paid Schmid the sum of $12,930.54.

Compensation of Directors.

     The Company's Board of Directors unanimously resolved that directors receive no compensation for their services; however, they are reimbursed for travel expenses incurred in serving on the Board of Directors.

     No additional amounts are payable to the Company's directors for committee participation or special assignments.

Termination of Employment and Change of Control Arrangements.

     There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set out above which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company, other than as set forth in Mr. Schmid's employment agreement.

---------------------------------------------------------------------
                        PRINCIPAL SHAREHOLDERS
---------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners

     The following table sets forth the shareholdings of those persons who own more than five percent of the Company's Common Stock as of May 5, 1998:

Name and address                    05/05/98
of owner                       Shares        Percent

Maxam Gold Corporation[1]       304,000      7.35%
528 Fon du Lac Drive
East Peoria, IL 61611

Dale L. Runyon[2][3]          2,648,948     64.10%
528 Fon du Lac Drive
East Peoria, Illinois

Fred R. Schmid [4]              540,000     13.06%
P.O. Box B
Roslyn, NY 11576

          TOTAL               3,492,948     84.45%

[1] Dale Runyon and Alan Hubbard are officers and/or directors of Maxam Gold Corporation.

[2] Includes shares owned by Charco Tank Mining, LLC; Coyote Peak Mining, LLC; DLR Trust #3; Getzwell Mining, LLC; Little Horn Mining, LLC; Maxam Gold Corporation; Meltop Mining, LLC; Phoenix International Mining, Inc.; Rainbow Valley Mining, LLC.; Lost Horse Peak Trust; Uranco Trust #1; Uranco Trust #5; Tank Mountain Gold Co., Inc.; and, Uranco Mining, LLC., which Mr. Runyon is affiliated with.

[3] Does not include 1,221,321 Class A Warrants and 1,221,321 Class B Warrants to purchase up to 2,442,642 shares of Common Stock.

[4] Does not include up to 320,000 shares of common stock for purchase under a Stock Option Agreement.

Security Ownership of Management

     The following table sets forth the shareholdings of the Company's directors and executive officer as of December 31, 1997:

                              Shares Beneficially Owned
Name & address                Number              Percent
Dale L. Runyon[2][4]          2,648,948            64.10%
  528 Fon du Lac Drive
  East Peoria, IL   61611
Fred R. Schmid                  540,000           13.06%
  P.O. Box B
  Roslyn, NY 11576
Richard G. Steeves                4,000            0.09%
  1911 E. Meadowlake Drive
  Mahomet, Illinois   61853
Alan E. Hubbard[5]               80,000            1.93%
 9471 East Yucca Street
  Scottsdale, Arizona 61611

Robert M. Brown[1][3]            48,000            1.16%
  528 Fon du Lac Drive
  East Peoria, IL   61611

ALL OFFICERS AND
 DIRECTORS (as a group
 five persons)                3,320,948           80.37%

[1]  Includes shares owned by the Estate of Teddi N. Brown; R. D.
     Brown; Brown Family Investments and the HWW Foundation.

[2] Includes shares owned by Charco Tank Mining, LLC; Coyote Peak Mining, LLC; DLR Trust #3; Getzwell Mining, LLC; Little Horn Mining, LLC; Maxam Gold Corporation; Meltop Mining, LLC; Phoenix International Mining, Inc.; Rainbow Valley Mining, LLC.; Lost Horse Peak Trust; Uranco Trust #1; Uranco Trust #5; Tank Mountain Gold Co., Inc.; and, Uranco Mining, LLC., which Mr. Runyon is affiliated with.

[3]  Does not include 43,895 Class A Warrants and 43,895 Class B
     Warrants to purchase up to 87,830.

[4] Does not include 1,221,321 Class A Warrants and 1,221,321 Class B Warrants to purchase up to 2,442,642 shares of Common Stock.

[5]  Does not include 80,000 Class A Warrants and 80,000 Class B
     Warrants to purchase up to 160,000 shares of Common Stock.

[6] Does not include 320,000 shares of common stock for purchase under a Stock Option Agreement.

     The foregoing reflects a 1 for 250 shares of common stock reverse stock split.

Changes in Control

     To the knowledge of management, there are no present arrangements or pledges of securities of the Company which may result in a change in control of the Company.

---------------------------------------------------------------------
                    DESCRIPTION OF THE SECURITIES
---------------------------------------------------------------------

     The Company is presently authorized to issue 50,000,000 shares of its $0.0001 par value Common Stock and 10,000,000 shares of its $0.0001 par value Preferred Stock. Presently 4,132,000 shares of the Company's Common Stock are issued and outstanding. In the event all of the Class A Warrants are exercised, there will be 5,732,000 shares of Common Stock outstanding and in the event all of the Class B Warrants are exercised, in additional to the Class A Warrants, there will be 7,332,000 shares of Common Stock outstanding. The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors.
See "Capitalization" and "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

Rights of Common Stock Shareholders.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as disclosed in this Prospectus.

Preferred Stock.

     10,000,000 shares of preferred stock, $0.0001 par value (the "Preferred Shares") are authorized for issuance. No Preferred Shares are issued and outstanding and there are no plans to issue any Preferred Shares at the present time. The relative rights, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights, preemptive rights, voting rights, rights and terms of redemption, liquidation preferences and sinking terms thereof shall be determined by the Board of Directors, without any further vote or action by shareholders. The Board of Directors, without shareholder approval may issue Preferred Shares with dividend rights, liquidation preferences or other rights that are superior to the rights of holders of Common Stock.

Description of Redeemable Warrants.

     The Redeemable Class A and Class B Warrants, have been issued under warrant certificates (the "Warrant Certificates") between the Company and American Securities Transfer, Inc., Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Certificates does not purport to be complete and is qualified in its entirety by reference to the Warrant Certificates.

     Each Redeemable Class A or Class B Warrant entitles the owner to purchase one share of Common Stock. The Redeemable Class A Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $2.50 per share. The Redeemable Class B Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $5.00. Collectively referred to as the "Exercise Price." At the time a Redeemable Warrant is exercised, the exercise price therefore shall be paid in full. Prior to expiration, the Redeemable Warrants may be exchanged, transferred or exercised by the Registered Warrantholder by presenting the Redeemable Warrants to the Warrant Agent. The Redeemable Class A and Class B Warrants are redeemable by the Company upon thirty (30) days written notice at the discretion of the Board of Directors, at a redemption price of $0.0025 per Warrant. The Redeemable Class A and Class B Warrants are redeemable at any time from the effective date of this offering until August 15, 2001. Upon redemption of the Redeemable Warrants, if the holder does not exercise the Redeemable Warrants, the Redeemable Warrant loose all value. See "Risk Factors - Redeemable Warrants."

     Fractional shares will not be issued upon exercise of Redeemable Warrants and the Company will not make any cash or other adjustments in respect of a fraction of a share of Common Stock to which any holder might otherwise be entitled upon exercise of Redeemable Warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of Redeemable Warrants. The Redeemable Warrants do not confer on the holders thereof, any voting or other rights of a stockholder of the Company.

     The Company will have authorized and reserved for sale the stock purchasable upon exercise of the Redeemable Warrant. When delivered, such shares of stock shall be fully paid and non-assessable.

     The Warrant Agent will not, at the present time or in the future, receive a fee for soliciting the exercise of the Warrants. The Company may pay a solicitation fee to any NASD registered representative, who, after one year from the effective date of the registration statement, causes the exercise thereof prior to the expiration thereof.

     The Exercise Price and the number of shares issuable upon exercise of the Redeemable Warrants are subject to adjustment by the Board of Directors upon the occurrence of certain events, including the issuance of any Common Stock as a dividend or any stock split or reverse split as a dividend. Adjustments in the number of shares issuable or in the Exercise Price of both shall also be made in the event of any merger or other reorganization.

     The Warrant Certificates will also provide that the Company and the Warrant Agent may without the consent of the holder of the Redeemable Warrants, make changes in the Warrant Certificates which do not adversely affect, alter or change the rights, privileges or immunities of the Registered Warrantholders of the Redeemable Warrants.

Shares Eligible for Future Sale.

     In the event that no Warrants are exercised the Company will have outstanding 4,132,000 shares of Common Stock. If all Class A and Class B Warrants are exercised, there will 7,332,000 shares of Common Stock outstanding. The shares to be issued upon the exercise of the Class A and Class B Warrants are expected to be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), except for shares purchased by an existing "affiliates" of the Company, which will be subject to the limitations of Rule 144 promulgated under the Act except the one year holding period.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

Transfer Agent and Warrant Agent.

     The Transfer Agent and Warrant Agent for the Company's Common Stock, Class A Redeemable Warrants and Class B Redeemable Warrants is:

          American Securities Transfer, Inc.
          938 Quail Street
          Suite 101
          Lakewood, Colorado   80215-5513
          (303) 234-5300

---------------------------------------------------------------------
                           PLAN OF DISTRIBUTION
---------------------------------------------------------------------

     The shares of the Company's Common Stock which may be purchased upon the exercise of the outstanding Warrants are being offered by the Company on a "best efforts" basis. No commissions will be paid to any persons in connection with the exercise of the Warrants. Any solicitation of the holders of the Warrants to exercise their Warrants will be made only by the Company and will be accomplished or preceded by the delivery of this Prospectus.

     The A Warrants are exercisable at $2.50 per share from August 16, 1996 until August 15, 2001, and the B Warrants are exercisable at $5.00 per share from August 16, 1996 until August 15, 2001.

     Persons who wish to exercise their Warrants must deliver an executed Warrant with the form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to WindStar Resources, Inc. for the number of shares subscribed ($2.50 per share for the A Warrants and $5.00 per share for the B Warrants) to American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80213-5513 and the telephone number is (303) 234-5300 (the "Warrant Agent"). All payments must be received by the Warrant Agent prior to the termination of the exercise period, and Warrants not exercised prior to the termination of the exercise period will expire. See "Description of Securities - Warrants."

SECTION 15(g) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's securities are covered by Section 15(g) of the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. See "Risk Factors - Offering Subject to Penny Stock Rules."

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

---------------------------------------------------------------------
                              LITIGATION
---------------------------------------------------------------------

     The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

---------------------------------------------------------------------
                            LEGAL MATTERS
---------------------------------------------------------------------

     Legal matters in connection with the Common Stock of the Company to be issued in connection with the offering will be passed upon for the Company by Conrad C. Lysiak, Attorney and Counselor at Law, West 601 First Avenue, Suite 503, Spokane, Washington 99204.

---------------------------------------------------------------------
                               EXPERTS
---------------------------------------------------------------------

     The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Robert Moe & Associates, P.S., Certified Public Accountants, West 201 North River Drive, Suite 305, Spokane, Washington 99201, as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

---------------------------------------------------------------------
                        ADDITIONAL INFORMATION
---------------------------------------------------------------------

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549, a registration statement under the Act, as amended with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, exhibits and schedules thereto. For further information with respect to the Company and the Units, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers in Washington, D.C., upon payment of the fees prescribed by the Commission.

                       WINDSTAR RESOURCES, INC.




                        FINANCIAL INFORMATION




                                                            PAGE
                             INDEX NUMBER


Accountants' Report                                         F-1


Balance Sheet as of March 31, 1998 and  December 31, 1997   F-2

Statement of Loss and accumulated deficit
for the period from inception (March 22, 1995)
through March 31, 1998                                      F-3

Statement of Changes in Stockholders' Equity
for the period from inception (March 22, 1995)
through March 31, 1998                                      F-4

Statement of Cash Flows for the period from
inception (March 22, 1995) through
March 31, 1998                                              F-5

Notes to Financial Statements                               F6-F8

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
WindStar Resources, Inc.


We have audited the accompanying balance sheet of WindStar Resources, Inc. (A Development Stage Company) as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (3/22/95) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WindStar Resources, Inc. (A Development Stage Company) at December 31, 1997 and 1996, and the results of its operations, changes in stockholders' equity and its cash flows for the period from inception (3/22/95) through December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the footnotes, the company is in the development stage and there have been no operations since incorporation, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the footnotes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have not audited the balance sheet as of March 31, 1998, or the related statements of loss and accumulated deficit and cash flows for the three months ended March 31, 1998 and March 31 1997, and accordingly, do no express an opinion or any other form of assurance on them.

                                   Robert Moe & Associates, PS
                                   Certified Public Accountants
Spokane, Washington
February 27, 1998

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)
                            BALANCE SHEET
                 March 31, 1998 and December 31, 1997

                                ASSETS

                                   3/31/98
                                   Unaudited      1997
CURRENT ASSETS
 Cash                              $      777     $      387
Accounts receivable                        -         -
                                   ----------     ----------
     Total Current Assets                 777            387

OTHER ASSETS
 Organization Costs (net of $274
  amortization)                           411            411
 Mining Claims                         79,076         79,076
                                   ----------     ----------
                                   $   80,264     $   79,874
                                   ==========     ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                  $   16,394     $    8,355
 Accrued interests                      3,453          5,943
 Accrued royalty fee                   50,000         50,000
 Notes payable                         49,180         22,800
                                   ----------     ----------
     Total Current Liabilities        119,027         87,098
                                   ----------     ----------
LONG TERM DEBT
     Note Payable                      27,600         27,600
                                   ----------     ----------
STOCK HOLDERS' EQUITY
 Common stock - $.00001 par value
  3,000,000,000 shares authorized
   1,033,000,000 shares issued         10,330         10,330

 Preferred stock - $0.00001 par value
   400,000,000 shares authorized, 0
    shares issued                          -              -

 Additional paid in capital            86,358         86,358
                                   ----------     ----------
                                       96,688         96,688
 Deficit accumulated during the
  development stage                  (163,051)      (131,512)
                                   ----------     ----------
    Total Stockholders' Equity
     (deficit)                        (66,363)       (34,824)
                                   ----------     ----------
                                   $   80,264     $   79,874
                                   ==========     ==========

           See accompanying notes to financial statements.

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)

              STATEMENT OF LOSS AND ACCUMULATED DEFICIT
            for the period from inception (March 22, 1995)
                        through March 31, 1998

                                                             Cumulative
                                                             During
                                                             Development
                                                             Stage from
                                                             Inception
                                                Inception    (3/22/95)
                      Three months ended        (3/22/95)    through
                    3/31/98       3/13/97       through      3/31/98
                    (Unaudited)   (Unaudited)   12/31/97     (Unaudited)
INCOME              $      -      $     -       $      383   $      383

OPERATING EXPENSES     31,539        7,495         131,895      163,434
                    ---------     --------      ----------   ----------

NET INCOME (LOSS)   $ (31,539)    $ (7,495)     $ (131,512)  $ (163,051)
                    =========     ========      ==========   ==========

NET INCOME PER SHARE      NIL          NIL             NIL          NIL
                    =========     ========      ==========   ==========




The company is in the development stage and has not commenced operations.



















            See accompanying notes to financial statements

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)

                  STATEMENT OF STOCKHOLDERS' EQUITY
           March 22, 1995 (Inception through March 31, 1998

                                                       Additional   Retained
                                    Common Stock       Paid-in      Earnings
                                 Shares      Amount    Capital      (Deficit)
BALANCE
 Inception March 22, 1995                -   $     -   $     -      $       -

ADD:
 Sale of 188,000,000 shares
  of common stock for
  $44,450                       188,000,000     1,880    42,570

 Sale of 310,000,000 shares
  of common stock for
  mining claims at a value
  of $13,000                   310,000,000     3,100     9,900

 Net loss for the period                                               (10,094)
                             -------------  --------  --------       ---------
BALANCE, December 31, 1995     498,000,000     4,980    52,470         (10,094)

ADD:
 Sale of 400,000,000 shares
  of common stock for
  mining claims at a
  value of $66,076            400,000,000     4,000    62,076

 Deferred registration costs
  charged to paid-in capital                                           (36,838)

 Net loss for 1996                                                      (4,434)
                           -------------  --------  --------         ---------
 Balance,
   December 31, 1996         898,000,000     8,980    77,708           (14,528)

ADD:
 Sale of 135,000,000 shares
  of common stock for
  $10,450                   135,000,000     1,350     8,650

Net loss for 1997                                                     (116,984)
                         -------------  --------   --------          ---------
BALANCE,
  December 31, 1997        133,000,000    10,330     86,358           (131,512)

 Net loss for the three
 months ended March 31,
 1998 (unaudited)                                                      (31,539)
                         -------------  --------  --------           ---------
BALANCE, March 31,
 1998 (Unaudited)        1,033,000,000  $ 10,300  $ 86,358           $(163,051)
                         =============  ========  ========           =========




           See accompanying notes to financial statements.

       53              WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)
                       STATEMENT OF CASH FLOWS
            for the period from inception (March 22, 1995)
                        through March 31, 1998

                                                                    Cumulative
                                                                    During
                                                                    Development
                                                                    Stage from
                                                                    Inception
                                                        Inception   (3/22/95)
                               Three months ended       (3/22/95)   through
                              3/31/98      3/13/97      through     3/31/98
                              (Unaudited)  (Unaudited)  12/31/97    (Unaudited)
CASH FLOWS PROVIDED (USED) IN OPERATIONS
 Net loss for the period      $ (31,539)   $ (7,495)    $ (131,512) $ (163,051)
 Noncash expense included:
  Amortization of
   organization costs                -          -             274          274
  (Increase) decrease
   in accounts receivable            -          -              -            -
 Increase in current
   liabilities                  31,929       4,300         87,098      119,027
                             ---------    --------     ----------   ----------
                                   390      (3,195)       (44,140)     (43,750)
                             ---------    --------     ----------   ----------
CASH FLOWS PROVIDED (USED IN
 INVESTING ACTIVITIES               -           -              -            -
                             ---------    --------     ----------   ----------
CASH FLOWS PROVIDED (USED IN
FINANCING ACTIVITIES
 Proceeds from sale of stock        -           -          54,450       54,450
 Payment of deferred registration
  and organization costs            -           -         (37,523)     (37,523)
 Increase in long term debt         -           -          27,600       27,600
                             ---------    --------     ----------   ----------
                                    -           -          44,527       44,527
                             ---------    --------     ----------   ----------
NET INCREASE (DECREASE)
  IN CASH                          390      (3,195)           387          777

CASH BEGINNING OF PERIOD           387       3,536             -            -
                             ---------    --------     ----------   ----------
CASH END OF PERIOD           $     777    $    341     $      387   $      777
                             =========    ========     ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the period for:
  Interest                   $      -     $     -      $       -    $        -
  Income taxes               $      -     $     -      $       -    $        -

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Mining claims were transferred to the Company during 1995, in exchange for 310,000,000 shares of common stock and is reflected in the balance sheet at the transferor cost of $13,000. The mining claims were appraised in October 1986 for an amount that exceeds the value reflected in the balance sheet by Marston & Marston, Inc. (engineers to the mining industry). Mining claims were transferred to the Company during 1996 in exchange for 400,000,000 shares of common stock and is reflected in the balance sheet at the transferor cost of $66,076.

            See accompanying notes to financial statements

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization: WindStar Resources, Inc. was incorporated on March 22, 1995, under the laws of the State of Arizona under the name of Turtleback Mountain Gold Co. Inc. On December 31, 1997, the board of directors authorized amending the Articles of Incorporation to change the name of the Company from Turtleback Mountain Gold Co., Inc. to WindStar Resources, Inc. The Company has adopted a year ending on December 31.

     The Company was organized to use the limited funding it obtained from its original shareholders for organizational matters and preparation of an offering. The Company exchanged stock for mining claims.

     Because of the speculative nature of the Company, there are significant risks which are summarized as follows:

     Newly formed company with no operating history and minimal assets.

     Limited funds available for acquisition or development.

     The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since incorporation.

     Summary of Significant Accounting Principles: Organization costs will be amortized over sixty (60) months beginning January 1, 1996.

     Mining claims transferred to the Company were recorded at the transferor cost basis.

     Mining claims are reviewed annually by management for continued valuation or impairment. Management will consider the estimated undiscounted future cash flows and write off claims abandoned or impaired. Management elected to adopt Financial Accounting Standards No. 121 effective January 1, 1996. The adoption did not impact the financial statements at December 31, 1995.

2.   STOCKHOLDERS' EQUITY

     Incorporation shares: Upon incorporation, the Company had a total of 498,000,000 shares subscribed.

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

2.   STOCKHOLDERS' EQUITY . . .continued

     Public stock offering: On November 16, 1996, the Company issued four hundred million (400,000,000) units in exchange for one hundred twenty eight (128) mining claims located in La Paz, Maricopa, and Yuma counties, Arizona. Each Unit consists of one share of Common Stock; one warrant to purchase one share of Common Stock at an exercised price of $0.01 per warrant ("Class A Warrants"); and, one warrant to purchase one share of Common Stock at an exercise price of $0.02 per warrant ("Class B Warrants"). The Warrants may be redeemed by the Company at any time upon thirty (30) days written notice to the holders thereof at redemption price of $0.00001 per warrant. The Warrants are immediately detachable and separately tradable. The Warrants are exercisable up to five (5) years from the effective date of the offering unless called sooner.

3.   EMPLOYMENT AGREEMENT

     On November 11, 1997 the Company entered into an employment agreement with Mr. Fred R. Schmid to be employed as President and Chief Executive Officer. The agreement shall expire on November 10, 2000.

4.   MINING CLAIMS

     Eight mining claims were transferred to the company on June 30, 1995 by "Quitclaim Deed" in exchange for 310,000,000 shares of common stock. The mining claims are reflected in the balance sheet at the transferor cost of $13,000.

     One hundred twenty-eight mining claims were transferred to the Company on November 16, 1996 by "Quitclaim Deed" in exchange for 400,000,000 units (see note 2 above). The mining claims are reflected in the balance sheet at the transferor cost of $66,076.

     The Four (4) Red Raven II claims purchased from Maxam Gold Corporation has a Royalty Fee clause attached to them. The royalty fee is Five (5) percent of the net income from operations on the claims or $50,000.00 annually (which ever is greater) starting July 14, 1996. As of the date of this report, the Company is in default on the $50,000 annual payment which was due July 14, 1997 and has been accrued. In addition, the accrued interest on such indebtedness is due from the end of such period until such $50,000 royalty fee is paid which now totals $2,490 based on the average prime interest rate for the period.

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

5.   GOING CONCERN MATTERS

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The company is in the development stage and there have been no operations since incorporation

     The company hired a person to be the President and Chief
     Executive Officer and to assume the normal duties of that position. The President will be responsible for all reporting, budgeting, planning and operations of the Company following the Board of Directors' guidance and approval of the Plan of Operations and annual budget.

     The Company plans on developing a program to evaluate the mineral content of certain claims to determine the economic value of the claims. This will be done by a controlled plan of drilling and trenching for samples along with laboratory testing and assaying the samples for content.

     The Company must obtain additional capital in order to fully develop its claims. The Company intends to raise additional capital in the future through loans or the sale of common stock. On August 1, 1997, the Company established a line of credit for one million ($1,000,000) dollars with Phoenix International Mining, Inc. (a principle stockholder), with interest to be at one percent (1%) per month of the outstanding balance. As of the date of this report the $1,000,000 line of credit established by the Company with Phoenix International Mining, Inc. has been suspended due to lack of funds available at the present time. The company must seek alternative capital funding sources if it is to undertake the exploration of its claims. There is no guarantee that the Company will be successful in its efforts to raise the necessary capital and, if not, it may not be able to continue as a going concern.

6.   SALE OF STOCK & GRANT OF OPTIONS

     The company sold 135,000,000 shares of common stock to its President and Chief Executive Officer for $10,000 cash and granted purchase options during November, 1997. Certain shares of the common stock are held in escrow until May 31, 1999. If the Purchaser has permanently terminated his association with the Corporation prior to May 31, 1999 any shares of Stock of the Corporation still to be delivered to the Purchaser on the next or forthcoming due dates shall be returned to the Corporation for cancellation and any unused portion of the purchase price shall be remitted to the Purchaser at the rate of $.000074 for each share returned to the Corporation.

                       WINDSTAR RESOURCES, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

6.   SALE OF STOCK & GRANT OF OPTIONS . . . continued

     The Company granted to the Purchaser options ("Stock Options") to purchase (I) up to 40,000,000 shares of the Stock during the ten year period commencing on the second anniversary of the date of this Agreement for the exercise price of one cent ($0.01) per share, and (ii) up to 40,000,000 additional shares of Stock during the ten year period commencing on the third anniversary of the date of this Agreement for the exercise price of two ($0.02) per share. This agreement was dated November 11, 1997.

7.   NOTES PAYABLE

     The long term debt is an unsecured note with Phoenix International Mining, Inc. dated August 1, 1997 with interest due at 1% per month and the principal is payable at the discretion of WindStar Resources, Inc. with the full amount due not later than five years from date of the note. Under terms of the note, the Company may barrow from time to time in varying amounts up to the sum of one million dollars within the two years from date of the note (see note 5 above). The balance due at December 31, 1997 was $27,600.00.

     All other notes are unsecured demand notes with an interest rate of 12% per annum.

     Maturities of the notes payable are as follows:

               1998      $22,800
               1999            0
               2000            0
               2001            0
               2002      $27,600

UNTIL __________, 1998, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

          TABLE OF CONTENTS

Prospectus Summary  .    .
The Company    .    .    .           WINDSTAR RESOURCES, INC.
Risk Factors   .    .    .
Use of Proceeds     .    .
Dilution  .    .    .    .
Capitalization .    .    .
Selected Financial Data  .           3,200,000 Shares of Common
Management's Discussion and Analysis Stock to be Issued Upon the
  of Financial Condition and         Exercise of 1,600,000 Class
  Results of Operations  .           A Warrants and 1,600,000 Class
Dividend Policy     .    .           B Warrants
Proposed Business   .    .         __________________________
Management     .    .    .                 PROSPECTUS
Certain Transactions     .         __________________________
Management Remuneration  .
Principal Shareholders   .         DATED: ___________________
Description of the Securities
Plan of Offering.   .    .
Litigation     .    .    .           WINDSTAR RESOURCES, INC.
Legal Matters  .    .    .             528 Fon du Lac Drive
Experts   .    .    .    .         East Peoria, Illinois   61611
Additional Information   .                (309) 699-1275
Financial Statements     .    F-1         (800) 453-6544


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information must not be relied upon as having been authorized by the Company. Neither the deliver nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy an security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, to any person to whom it is unlawful to make such offer or solicitation.

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.

Registration Fee - SEC   .    .    .    .    .    .    $       0.00
Printing and Engraving   .    .    .    .    .    .          500.00
Legal Fees and Disbursements  .    .    .    .    .        5,000.00
Accounting Fees     .    .    .    .    .    .    .        1,500.00
Transfer Agent Fees .    .    .    .    .    .    .          500.00
Blue Sky Fees and Expenses    .    .    .    .    .            0.00

     TOTAL     .    .    .    .    .    .    .    .    $   7,500.00



ITEM 14.  Indemnification of Directors and Officers.

     The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

     The Arizona Revised Statutes provides for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to corporation unless the Court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  Recent Sales of Unregistered Securities.

     The following table set forth information as to recent sales of the Registrant's Common Stock since the formation of the Registrant, all of which shares were not registered under the Securities Act of 1933, as amended:

                                   Amount of
                    Shares         Consideration  Date of
Name of Owner       Acquired [1]   Cash/Other     Sale
---------------------------------------------------------------------
William Brown         12,000       $ 3,000.00     2/13/95
4010 North Brandywine
Apt. 404
Peoria, IL 61614

J. W. Bruckman        20,000       $ 5,000.00     2/13/95
204 N. Main St.        4,000       $ 1,000.00     3/22/95
Washington, IL         4,000       $ 1,000.00     3/29/95

Robert S. Easton,
  Jr., M.D.           16,000       $ 4,000.00     3/15/95
217 West Olive Street
Canton, IL 61520

Eugene R. Galat        4,000       $ 1,000.000    3/17/95
404 North Hannibal
P. O. Box 162
Tremont, IL 61568-0162

H. W. W. Foundation    4,000       $ 1,000.00     3/25/95
1918 North Missouri
Peoria, IL 61603

George E. Harris      20,000       $ 5,000.000    3/12/95
5413 North Moody Avenue
Chicago, IL 60630-1050

Lost Horse Peak,
  A Trust            840,000       4-160 acre     02/21/95
528 Fon du Lac Drive               mining claims
East Peoria, IL 61611

Phoenix International
  Mining, Inc.       400,000       4 - 160 acre   02/21/95
528 Fon du Lac Drive               mining claims
East Peoria, IL 61611




                                   Amount of
                    Shares         Consideration  Date of
Name of Owner       Acquired [1]   Cash/Other     Sale
---------------------------------------------------------------------
Robert D. Roemer,
  Sr.                 20,000       $ 5,000.00     02/07/95
Rural Route Box 78
Oak Ridge Subdivision
Metamora, IL 61548

Harriet D. Rucker      4,000       $ 1,000.00     03/13/95
1003 W. Centennial Drive
Peoria, IL 61614

Lester E. Siegrist     4,000       $ 1,000.00     03/18/95
1201 Hampton Road
Washington, IL 61571

Jehangir R. Sethna,
  M.D.                20,000       $ 5,000.00     02/09/95
907 Midwest Club      12,000       $ 3,000.00     02/24/95
Oak Brook, IL 60521

Jehangir Rustom        4,000       $ 1,000.00     02/24/95
 Sethna, M.D., Trustee
907 Midwest Club
Oak Brook, IL 60521

Jim R. Sethna          4,000       $ 1,000.00     02/24/95
907 Midwest Club
Oak Brook, IL 60521

Richard G. Steeves     4,000       $ 1,000.00     03/08/95
1911 E. Meadowlake Drive
Mahomet, IL 61853

Leszak Tomeczak        8,000       $ 2,000.00     03/13/95
2334 North Kedzie Blvd.
Chicago, IL 60647

Uranco Trust #5      580,000       $ 1,450.00     01/06/95
528 Fon du Lac Drive
East Peoria, IL 61611

Lezely W. White        4,000       $ 1,000.00     03/19/95
P. O. Box 462
Evanston, IL 60204-0462







                                   Amount of
                    Shares         Consideration  Date of
Name of Owner       Acquired [1]   Cash/Other     Sale
---------------------------------------------------------------------
Robert D.
  Wildermuth            4,000      $ 1,000.00     03/22/95
16783 Springfield Road
Pekin, IL 61554

Fred R.  Schmid       540,000      $ 10,000.00    11/17/97
P.  O.  Box B
Roslyn, NY 11576


[1] Reflects the 1 for 250 share reverse stock split which occurred on April 15, 1998.


* With respect to these shares of Common Stock issued by the Company, the Company believes that these transactions did not involve any public offering, in as much as all these shares were issued to the Company's founders, officers, directors and others, who purchased the shares for investment purposes only and not with a view to further public distribution. Further, no advertising of any nature was made in connection with the sale of said shares, all Company information was made available to said purchasers, and said purchasers were required to execute a subscription agreement restating the aforementioned, among other things. Accordingly, the Company believes that the transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  Exhibits.

(a)  Exhibits

     The following documents are incorporated herein be reference from the Registrant's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "Commission"), Commission file #333-3074 on April 1, 1996 and declared effective by the Commission August 16, 1996:

Number    Document

 3.1      Articles of Incorporation.

 3.2      Amended Articles of Incorporation.

 3.3      Bylaws of the Company.

 4.1      Specimen certificate for Common Stock.

 4.2      Specimen certificate for Class A Redeemable Warrants.

 4.3      Specimen certificate for Class B Redeemable Warrants.

     The following documents are incorporated herein be reference from the Registrant's Form 10-K Annual Report for the period ended December 31, 1997:

 99.1        Stock Purchase Agreement.

 99.2     Employment Agreement with Fred Schmid.

     The following documents are filed herewith:

 3.3      Amended Articles of Incorporation dated December 31, 1997.

 3.4      Amended Articles of Incorporation dated April 15, 1998.

 27       Financial Data Schedule.


     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

ITEM 17.  Undertakings.

     A.  The undersigned registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:
               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.
       66                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Form S-1 Registration Statement and has duly caused this Post-

Effective Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Peoria, State of Illinois, on the 15th day of June, 1998.

                    WINDSTAR RESOURCES, INC.
                    (formerly, Turtleback Mountain Gold Co., Inc.)
                    BY: /s/ Fred R. Schmid
                        Fred R. Schmid,
                        President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Fred R. Schmid as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                    Date

/s/ Dale L.  Runyon      Chairman of the Board of June 15, 1998
Dale L. Runyon           Directors

                         President Chief Executive
                         Officer and member of
/s/ Fred R.  Schmid      the Board of Directors   June 15, 1998
Fred R. Schmid
                         Secretary/Treasurer, Chief
/s/ Richard G.  Steeves  Financial Officer and a  June 15, 1998
Richard G. Steeves       member of the Board of
                         Directors

                         Member of the Board
/s/ Alan E.  Hubbard     of Directors             June 15, 1998
Alan E.  Hubbard

/s/ Robert M.  Brown     Member of the Board      June 15, 1998
Robert M.  Brown         of Directors